As filed with the Securities and Exchange Commission on October 15, 2010

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 CHINA ELECTRONICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0273	98-0550385
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building 3, Binhe District, Longhe East Road, Lu’an City, Anhui Province, PRC 237000
011-86-564-3224888
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Vcorp Services, LLC
20 Robert Pitt Drive, Suite 214
Monsey, New York 10952
(845)425-0077
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Darren Ofsink, Esq.
Guzov Ofsink, LLC
600 Madison Avenue 14th Floor
New York, New York 10022
(212) 371-8008

Approximate date of commencement of proposed sale to public: as soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐_________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐ __________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee (2)

Common Stock, par value $.0001 per share	2,767,246		$3.80	(3)	$10,515,535	$750
Common Stock, par value $.0001 per share, underlying Series A Warrants	314,286	(4)	$2.19		$688,286	$49
Common Stock, par value $.0001 per share, underlying Series B Warrants	314,286	(5)	$2.63		$826,572	$59
Common Stock, par value $.0001 per share, underlying Series C Warrants	497,303	(6)	$3.70		$1,840,021	$131
Common Stock, par value $.0001 per share, underlying Series D Warrants	497,303	(7)	$4.75		$2,362,189	$168
Common Stock, par value $.0001 per share, underlying Series E Warrants	1,000,000	(8)	$0.25		$250,000	$18

Total						$1,175

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	The registration fee is calculated pursuant to Rule 457(g).

(3)
The registration fee is calculated pursuant to Rule 457(c). As of the date of this prospectus, our Common Stock is quoted under the symbol "CEHD.OB" on the Over-the-Counter Bulletin Board (“OTCBB”). The last reported sale price of our Common Stock as of October 14, 2010 was $3.80.

(4)	Consists of shares of Common Stock underlying three year Series A warrants to purchase an aggregate of 314,286 shares of Common Stock with an exercise price of $2.19 per share.

(5)	Consists of shares of Common Stock underlying three year Series B warrants to purchase an aggregate of 314,286 shares of Common Stock with an exercise price of $2.63 per share.

(6)	Consists of shares of Common Stock underlying three year Series C warrants to purchase an aggregate of 497,303 shares of Common Stock with an exercise price of $3.70 per share.

(7)	Consists of shares of Common Stock underlying three year Series D warrants to purchase an aggregate of 497,303 shares of Common Stock with an exercise price of $4.75 per share.

(8)	Consists of shares of Common Stock underlying five year Series E warrants to purchase an aggregate of 1,000,000 shares of Common Stock with an exercise price of $0.25 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

5,390,424 Shares of Common Stock

CHINA ELECTRONICS HOLDINGS, INC.

Common Stock

PROSPECTUS

__________, 2010

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED  OCTOBER 15, 2010

PRELIMINARY PROSPECTUS

5,390,424 Shares

China Electronics Holdings, Inc.

Common Stock

This prospectus relates to the resale by the Selling Stockholders of up to 5,390,424 shares of our Common Stock, $.0001 par value (“Common Stock”), including an aggregate of  778,035 shares issued to 5  Selling Stockholders pursuant to or in connection with a Share Exchange Agreement dated as of July  9, 2010 (the “Share Exchange Agreement”), an aggregate of 1,628,572 shares of common stock issuable to 5 Selling Stockholders upon exercise of warrants to purchase our Common Stock issued pursuant to the Share Exchange Agreement,  an aggregate of 1,989,211 shares of our Common Stock issued  to 105  Selling Stockholders issued in a series of private placements (the “Private Placements”) pursuant to a Subscription Agreement dated as of July 9, 2010 (the “Purchase Agreement”) and an aggregate of  994,606 shares of common stock issuable to 105  Selling Stockholders upon exercise of warrants to purchase our Common Stock issued in the Private Placements.

All of such shares may be sold by the Selling Stockholders. It is anticipated that the Selling Stockholders will sell these shares of Common Stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution”). We will not receive any proceeds from the sales by the Selling Stockholders.  Under the terms of the warrants, cashless exercise is permitted in certain circumstances. We will not receive any proceeds from any cashless exercise of the warrants, but would receive the exercise price of warrants exercised on a cash basis. We will pay all of the registration expenses incurred in connection with this offering, but the Selling Stockholders will pay any selling commissions, brokerage fees and related expenses.

There is a limited market in our Common Stock. The shares are being offered by the Selling Stockholders in anticipation of the continued development of a secondary trading market in our Common Stock. We cannot give you any assurance that an active trading market in our Common Stock will develop, or if an active market does develop, that it will continue.

Our Common Stock is listed on the OTC Bulletin Board and trades under the symbol CEHD.OB.  On October 14, 2010, the closing sale price of our Common Stock was $3.80 per share.

Investing in our Common Stock involves risks. See “Risk Factors”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2010

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriter have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer or sell these securities. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such offer or solicitation may not be legally made.  If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or the underwriter, and neither we nor the underwriter accepts any liability in relation thereto.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section and our consolidated financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.  Unless the context otherwise requires, the "Company", "we," "us," and "our," refer to (i) China Electronics Holdings, Inc., a Nevada corporation (“China Electronics”), (ii) China Electronic Holdings, Inc., a Delaware corporation (“CEH Delaware”), and (iii) Lu’an Guoying Electronic Sales Co., Ltd. , a wholly foreign enterprise (“WOFE”), under the laws of the People’s Republic of China (“Guoying”).

Our Business

Through our subsidiary, CEH Delaware, we are engaged in the retail sale of consumer electronics and appliances in the People’s Republic of China (the “PRC”), such as solar heaters, refrigerators, air conditioners, televisions, and etc. We are targeting the rural market in Anhui Province.

We started sales of home appliances and electronics in 2001. During the fiscal year ended December 31, 2009 (“fiscal 2009”), approximately 66% of our revenues were from the sale of solar water heaters, approximately 10.5% of our revenues were from the sale of refrigerators  and approximately 6.5% of our revenues were generated from the sale of televisions. Approximately 69% of our net income for fiscal 2009 was from the sale of solar water heaters, approximately 12.7% of our 2009 net income was from the sale of refrigerators and approximately 8.0% of our 2009 net income was profit from sales of televisions.

We operate 3 company owned stores, all of which are located in Lu’an City, Anhui Province. As of October 12, 2010, we also operate 458 exclusive franchise stores and 600 non-exclusive franchise stores, which are located in the rural areas around Lu’an. Approximately 3.3% of our revenues for fiscal 2009 were from the company owned stores, approximately 88.9% of our 2009 revenues were from the exclusive franchise stores and approximately 7.8% of our 2009 revenues were generated from the non-exclusive franchise stores.

We purchase the consumer electronics and appliances we sell directly from the manufacturers thereof or large distributors. Currently, 30% of the products are supplied to us by large distributors, mainly under the brand names Samsung and LG.  Guoying is the exclusive wholesaler in the Lu’an area for products under the brand names, Sony, LG, Samsung, Shanghai Shangling, Chigo, Huayang and Huangming.  Guoying is the general sales agency of Sino-Japan Sanyo electronic products, such as Sanyo TVs, air conditioners, washing machines and micro-wave ovens.  Guoying has teamed up with Huangming and Huayang, the 2 largest manufacturers of solar thermal products in China, to be their exclusive retail outlet in Lu’an, Anhui. Some of their energy efficient, “green” products include:  solar thermal water heaters, solar panels (photovoltaic) and energy saving glass.

In addition to purchasing from the manufacturers or distributors, we have refrigerators manufactured by an OEM manufacturer under the Company’s own trademark “Guoying”. Guoying refrigerators have “3C” quality national authentication certificates. During fiscal year 2009, approximately 2 % of our 2009 revenues and 2.5% of our net income were from the sale of Guoying brand refrigerators. In August 2007, Guoying entered into a 5 year OEM agreement with Shanghai Pengpai Electronic Co., Ltd. (“Pengpai”), under which Pengpai will manufacture refrigerators for Guoying to sell under its own trademark. Guoying sold a total of 30,000 refrigerators in 2007, 46,000 in 2008, and 62,000 in 2009, and expects to sell 77,000 in 2010 and 100,000 in 2011, in Anhui, Henan and Hubei provinces in the PRC. On October 2, 2006, Guoying entered into a loan agreement with Pengpai where Guoying loaned to Pengpai a total of RMB 80 million (approximately $ 11.76 million) from year 2006 to 2010. In exchange, Pengpai sells refrigerators to Guoying at a discounted price. Pengpai is required to repay the loan within 4 years, starting from October 2013. The loan is secured by all the assets of Pengpai

Our Industry

Approximately 56% of China’s population still resides in rural areas of China, making rural residents the largest consumer group in China. After many years of economic reforms, the average income of people living in China's rural areas has gradually increased. The rural market is largely untapped and has enormous potential for growth. The rural consumer group has tremendous purchasing power and is increasing as the Chinese government encourages rural communities to modernize.

There are several reasons for the potential development of rural consumer electronics and appliances market.

First, the central government has decided to expand internal demand by increasing the income of the rural population by reducing tax for farmers. The continuous improvements in the rural power network, rural transportation, and rural communication make the rural market extremely favorable for home appliances and electronics.

Second, the Chinese government has initiated a rural home appliance and electronics rebate program, called “Rural Consumer Electronics” plan. The plan provides that the maximum sales price of electronics is fixed, at a price which is usually equal to or less than the market price in urban areas of the same product. Meanwhile, rural consumers can get a 13% government rebate on their purchases of electronics.

Third, the current consumer electronics and appliances markets in big PRC cities like Beijing, Shanghai, and Shenzhen are already saturated by an over abundance of competitors – leading to very lean margins. Although some competitors have announced interest in the rural market, none of the current competitors have established any significant presence in the rural markets. Successful brand names typically established in cities are not an indicator of automatic success in the rural. A majority of the population from the rural market has not seen or heard of the retail chains that exist in the cities.

              Additionally, the rural consumers have different tastes and values in making their purchases. For example, when it comes to appliances, functionality to cost is the most important factor in deciding which product to purchase. However, product colors have a significant impact in decision making. Most rural consumers prefer certain colors, such as red, over colors like black, silver, and white that are successful in the city. As a result, much research has to be carried out to fully understand the outlook of the rural consumer.

            Guoying is the first rural home appliance and electronics retailer in Anhui Province.

Our Principal Competitive Strengths

•	Rural market. We have hundreds of franchise stores in rural markets, which are markets with high potential margin, but which markets are ignored by the big retail chain stores.

•
Flexibility. We are running 24/7 in making deliveries. After receiving an order, we can make delivery as soon as within 2 hours. Huge state-owned retail stores, such as Guosheng, usually take 2-3 days to deliver after receipt of orders.

•	Sales Networking. We have 27 sales persons visiting the franchise stores each week, which serves to keep a good relationship between Guoying and the stores.

Our Growth Strategies

•
Developing Company-owned Stores. We will develop 6-7 company-owned stores in Lu’an City with at least one store located in each major county of Lu’an such as Shucheng, Huoshan, Huoqiu and Jinzhai. A 1000-square-meter shopping mall will be established in Lu’an City in mid 2011.

•
Developing Direct Sales. We plan to develop direct sales stores with total 600 direct stores in service by the end of 2011, over 20% of which will be located in Henan and Hubei provinces. The area, delivery, service quality of stores will be enhanced.

•	Developing Franchise Stores. We will establish franchise stores in 2011 with total of 700 franchise stores in service by the end of 2011.

•
Partnering with well-known electric appliance manufactures. We will negotiate with well-known brands for sales of products of theses brands. We currently present and sell washing machines of Samsung and have achieved successful progress for partnering with Samsung to sell refrigerators, air conditioners and video-related products of Samsung. We are now in the negotiating process with other famous electric appliance manufactures for sales of their products.

•	Merger and Acquisition. We also consider merger and acquisition opportunities in 2011.

Our Corporate Structure

 Our current structure is set forth in the diagram below:

Company Information

Our principal executive offices are located at Building 3, Binhe District, Longhe East Road, Lu’an City, Anhui Province, PRC 237000, and our telephone number is 011-86-564-3224888.

THE OFFERING

On July 15, 2010 we entered into and consummated the Share Exchange Agreement, dated as of July 9, 2010 with certain of the Selling Stockholders. Pursuant to the Share Exchange Agreement, on July 15, 2010, 10 former stockholders of our subsidiary, CEH Delaware, transferred to us 100% of the outstanding shares of common stock and preferred stock and 100% of the warrants to purchase common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902 newly issued shares of our Common Stock and warrants to purchase an aggregate of 1,628,572 shares of our Common Stock.

 On July 15, 2010 we also consummated the first of the Private Placements made pursuant to the Purchase Agreement with certain of the Selling Stockholders.  Additional Private Placements were consummated on July 26, 2010 and August 17, 2010. In the Private Placements we issued to Selling Stockholders for an aggregate gross purchase price of $ 5,251,548 an aggregate of (a) 1,989,211 shares of our Common Stock, (b) three year warrants (“Series C Warrants”) to purchase an aggregate of 497,303 shares of our Common Stock for $3.70 per share and (c) three year warrants (“Series D Warrants”) to purchase an aggregate of 497,303 shares of our Common Stock for $4.75 per share.

This prospectus relates to the resale of the 5,390,424 shares of our Common Stock issued to the Selling Stockholders and issuable to the Selling Stockholders upon exercise of all of the warrants referred to in the preceding paragraphs.

Issuer	China Electronics Holdings, Inc.

Common Stock outstanding prior to the Offering	16,775,113 shares

Common Stock offered by the Selling Stockholders	5,390,424 shares

Total shares of Common Stock to be outstanding after the Offering assuming exercise of all outstanding warrants	19,398,291 shares

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Common Stock.

Our OTC Bulletin Board Trading Symbol	CEHD.OB

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

The number of shares of our Common Stock to be outstanding after this offering is based on 16,775,113  shares of our Common Stock outstanding as of October 12, 2010,  and gives effect to the issuance of an aggregate of 2,623,178 shares of Common Stock to the Selling Stockholders upon exercise of warrants to purchase our Common Stock held by them.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data for the periods presented. You should read these tables together with the consolidated financial statements and related notes appearing at the end of this prospectus, as well as “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus. We have derived the consolidated statement of operations data for the six months ended June 30, 2010 and 2009 from our unaudited consolidated financial statements included in this prospectus.  Our historical results are not necessarily indicative of the results to be expected in any future period.

	Six months ended June 30, 2010	Six months ended June 30, 2009
	(Unaudited)	(Unaudited)
Net Revenue	$55,785,305	$11,565,688

Cost of goods sold	45,598,608	9,784,586

Gross profit	10,186,697	1,781,102

Operating expenses:
Selling expenses	793,606	25,075
General and administrative expenses	44,672	31,413
Total operating expenses	838,278	56,489

Net Operating income	9,348,419	1,724,613

Other income (expenses):
Financial income (expense)	(1,176)	576
Total other income (expense)	(1,176)	576

Net income before income taxes	9,347,243	1,725,189

Income taxes	952	1,323
Net income	$9,346,292	$1,723,866

Foreign currency translation adjustment	102,033	33,402

Comprehensive income	$9,448,324	1,757,269

Earnings per share - basic	$0.67	$0.13
Earnings per share - diluted	$0.63	$0.13

Weighted average shares outstanding -basic	14,035,369	13,213,268
Weighted average shares outstanding - diluted	14,807,691	13,213,268

Balance Sheet Data:

	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Cash and cash equivalents	$155,529	$64,736
Trade accounts receivable, net	$22,289,993	$6,295,375
Advance to Suppliers	$2,972,207	$-
Inventories, net	$3,473,699	992,090
Property and equipment, net	$9,798	$11,733
Other receivables - Long term	$2,091,660	$12,831,849
Total assets	$30,992,886	$20,195,783
Total current liabilities	$2,683,309	$14,174,389

Total stockholders' equity	$28,309,577	$6,021,394
Total liabilities and stockholders’ equity	$30,992,886	$20,195,783

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We may not be able to effectively control and manage our growth, and a failure to do so could adversely affect our operations and financial condition.

We plan to expand our company-owned stores. Planned expenditures for the stores are $8-10 million. Even if we are able to secure the funds necessary to implement these expenditures (of which there is no assurance), we will face management, resource and other challenges in expanding our current facilities, integrating acquired assets or businesses with our own, and managing expanding product offerings. Failure to effectively deal with increased demands on our resources could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies. Other challenges involved with expansion, acquisitions and operation include:

●	unanticipated costs;
●	the diversion of management’s attention from other business concerns;
●	potential adverse effects on existing business relationships with suppliers and customers;
●	obtaining sufficient working capital to support expansion;
●	expanding our product offerings and maintaining the high quality of our products;

●	maintaining adequate control of our expenses and accounting systems;

●	successfully integrating any future acquisitions; and
●
anticipating and adapting to changing conditions in the electronics retail industry, whether from changes in government regulations, mergers and acquisitions involving our competitors, technological developments or other economic, competitive or market dynamics.

Even if we do obtain benefits of expansion in the form of increased sales, there may be a lag between the time when the expenses associated with an expansion or acquisition are incurred and the time when we recognize such benefits, which would affect our earnings.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to implement our business objectives could be limited. Difficulties with hiring, employee training and other labor issues could disrupt our operations.

Our operations depend on the work of our sales persons and other employees. We may not be able to retain those employees, successfully hire and train new employees or integrate new employees into the programs and policies of the Company. Any such difficulties would reduce our operating efficiency and increase our costs of operations, and could harm our overall financial condition.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them within a reasonable time, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior personnel, or attract and retain high-quality senior executives or senior personnel in the future. This failure could limit our future growth and reduce the value of our common stock.

The consumer electronics and appliances retail industry in the PRC is becoming increasingly competitive and, unless we are able to compete effectively with competitor retailers, our profits could suffer.

The consumer electronics and appliances retail industry in the PRC is highly and increasingly competitive. Giant national retailers such as Suning Appliance and Guomei Appliance have expanded, and local and regional competition has grown. Some of these companies have substantially greater financial, marketing, personnel and other resources than we do.

Our competitors could adapt more quickly than we do to evolving consumer preferences or market trends, have more success than we do in their marketing efforts, control supply costs and operating expenses more effectively than we do, or do a better job than we do in formulating and executing expansion plans. Increased competition may also lead to price wars, counterfeit products or negative brand advertising, all of which may adversely affect our market share and profit margins. Expansion of large retailers into new locations may limit the locations into which we may profitably expand. To the extent that our competitors are able to take advantage of any of these factors, our competitive position and operating results may suffer.

Because we face intense competition, we must anticipate and quickly respond to changing consumer demands more effectively than our competitors. In order to succeed in implementing our business plan, we must achieve and maintain favorable recognition of our private label brands, effectively market our products to consumers, competitively price our products, and maintain and enhance a perception of value for consumers. We must also source and distribute our merchandise efficiently. Failure to accomplish these objectives could impair our ability to compete successfully and adversely affect our growth and profitability.

Our limited operating history makes it difficult to evaluate our future prospects and results of operations; our business could fail, and you could lose some or all of your investment.

We have a limited operating history and the PRC consumer electronics and appliances retail industry is young and continually growing. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early-stage companies in evolving markets. Some of these risks and uncertainties relate to our ability to:

▪	Offer new products to attract and retain a larger customer base;

▪	Respond to competitive and changing market conditions;

▪	Maintain effective control of our costs and expenses;

▪	Attract additional customers and increase spending per customer;

▪	Increase awareness of our brand and continue to develop customer loyalty;

▪	Attract, retain and motivate qualified personnel;

▪	Raise sufficient capital to sustain and execute our expansion plan;

▪	Respond to changes in our regulatory environment;

▪	Manage risks associated with intellectual property rights; and

▪	Foresee and understand long-term trends.

Because we are a relatively new company, we may not be experienced enough to address all the risks in our business or in our expansion plan. If we are unsuccessful in addressing any of these risks and uncertainties, our business may fail.

Economic conditions that affect consumer spending could limit our sales and increase our costs.

Our results of operations are sensitive to changes in overall economic conditions that affect consumer spending, including discretionary spending. Inflation and adverse changes to employment levels, business conditions, interest rates, energy and fuel costs and tax rates can, in addition to causing the supply chain cost challenges described above, reduce consumer spending and change consumer purchasing habits.

We rely on the performance of our sales persons and direct stores and franchise stores managers for our sales, and should any or all of them perform poorly for any reason, our sales results, reputation and competitive position would suffer.

We sell most of our products through our franchise stores, with our sales persons visiting the stores each week. The store managers make the decision as to order quantities and are responsible for the daily operation of the store. If factors either in or out of a store manager’s control reduce a store’s business, the individual store’s income could fall, which would negatively impact our sales.

We do not presently maintain product liability insurance or business interruption insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance or business interruption insurance. Unlike in the United States and many other countries, product liability claims and lawsuits in the PRC are rare. Product liability exposures and litigation, however, could become more commonplace in the PRC. Moreover, we could have more product liability exposure and liability as we expand our sales into international markets, like the United States, where product liability claims are more prevalent.

            We may be required from time to time to recall products entirely or from specific markets or batches.  We do not maintain recall insurance. In the event we do experience product liability claims or a product recall, or suffer from natural or other unexpected disaster, business or government litigation, or any uncovered risks of operation our financial condition and business operations could be materially adversely affected.

We may not have adequate or effective internal accounting controls.

The PRC has not adopted a Western style of management and financial reporting concepts and practices. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing accounting and financial controls, collecting financial data, budgeting, managing our funds and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Our lack of familiarity with Western practices generally and Section 404 specifically may unduly divert management’s time and resources, which could have a material adverse effect on our operating results. Further, if material weaknesses in our internal controls over financial reporting are identified, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

Our revenue will decrease if economical climate goes bad in China or if we are significantly affected by financial crisis.

We are subject to the general changes in economic conditions affecting many segments of the economy.  Demand for the electronics sold in our stores is typically affected by a number of economic factors, including, but not limited to, the termination of  “Rural Consumer Electronics” in the rural regions or termination of other tax exemption for the rural area.

Competition in the retail electronics industry could adversely affect our results of operations.

We operate in local and regional markets in China, and many factors affect the competitive environments we face in any particular market. These factors include the number of competitors in the market, the pricing policies and financial strength of those competitors, the total production capacity serving the market, the barriers to enter the market and the proximity of natural resources, as well as general economic conditions and demand for construction materials within the market. There is no assurance that existing or new competitors may not receive contracts for which we compete by reason of events and factors beyond our control.

Our growth strategy is capital intensive; without additional capital on favorable terms we may not accomplish our strategic plan.

Our expansion plans are premised upon our raising sufficient capital. There can be no assurance that we will do so. Our inability to raise sufficient capital or inability to raise capital on acceptable terms to fund these new production plants would negatively impact our projected revenues and our projected growth.

Long-term collection of accounts receivable and potential bad debts may impose a threat to our operations and expansion.

At certain times we may have a large amount of accounts receivable, which account for over 72% of our total assets. A substantial majority of our outstanding trade receivables are not secured by any collateral or credit insurance. While we have procedures to monitor and limit exposure to credit risk on our trade and non-trade receivables, there is no assurance that such procedures will effectively limit our risks of bad debts and avoid losses, which could have a material adverse effect on our financial condition, operating results and business expansion.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Mr. Hailong Liu. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations.  If we lose a key employee, or if we are not able to attract and retain skilled employees as needed, our business could suffer.  Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team.  We depend on the skills and abilities of these key employees in managing the technical, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

We expect our sales revenues mainly be derived from our franchise stores and direct stores as our customers a large drop of of these stores would reduce our revenues and net income.

            We believe we are favorably diversifying our customer base to put less reliance on any one customer; however, a drop of a large number of these stores at the same time could materially decrease our revenues and net income.

We depend heavily on large suppliers if we lose any of the largest suppliers could harm our business.

             The top 10 major vendors accounted for 100% of the Company’s total purchases for the six months ended June 30, 2010, with three major vendors, Shangdong Huangming Solar Power Sales Co., Jiangsu Huayang Solar Power Sales Co. and Shangling Refrigerator accounting for 52%, 20% and 10% of the total purchases. The top five major vendors accounted for 100% of the Company’s total purchases for the six months ended June 30, 2009, with three major vendors, Shangdong Huangming Solar Power Sales Co. Hier Hefei Ririshun Sales Co., and Sanyo Electronics Co. accounting for %, 51%, 36%and 6% and of the total purchases. Any drop off these venders will significantly reduce our sales and income.

Our continuing rapid expansion could significantly strain our resources, management and operational infrastructure which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth and to build additional facilities, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system.  If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Sherry Li is the owner of 11,556,288 shares of our Common Stock (approximately 68.9 % of the outstanding shares of Common Stock as of October 12, 2010). As more particularly described in footnote (3) and (4) to the table contained in “Security Ownership of Certain Beneficial Owners and Management,” Ms. Li has granted options to our Chairman, Hailong Liu, to purchase all 11,556,288 of her shares. As a result, Mr. Liu may have significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

Environmental claims or failure to comply with any present or future environmental regulations may require us to spend additional funds and may harm our results of operations.

Our business is subject to environmental, health and safety laws and regulations that affect our operations, facilities and products in each of the jurisdictions in which we operate. We believe that we are in compliance with all material environmental, health and safety laws and regulations related to our products, operations and business activities. Although we have not suffered material environmental claims in the past, the failure to comply with any present or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production, cessation of our operations or even criminal sanctions.   The enacting of new regulations could also require us to acquire costly equipment or to incur other significant expenses.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries.  While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.  In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below.  If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations.  Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds.  Currently, our subsidiary in China is the only source of revenues or investment holdings for the payment of dividends.  If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO DOING BUSINESS IN CHINA

Risks Related to Doing Business in the PRC

The Company faces the risk that changes in the policies of the PRC government could have a significant impact upon the business that the Company may be able to conduct in the PRC and the profitability of such business.

The PRC economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, the Company believes that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While the Company believes that this trend will continue, there can be no assurance that this will be the case.  A change in policies by the PRC government could adversely affect the Company’s interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC political, economic and social life.

The PRC laws and regulations governing the Company’s current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on the Company’s business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing the Company’s business, or the enforcement and performance of the Company’s arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Company and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, the Company is required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty.

The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. The Company cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on the Company’s businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect the Company’s customers, demand for the Company’s products and the Company’s business.

All of the Company’s operations are conducted in the PRC and all of its revenue is generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, the Company cannot assure investors that such growth will continue. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC could materially reduce the demand for our products and materially and adversely affect the Company’s business.

Inflation in the PRC could negatively affect our profitability and growth.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, reduce demand, materially increase our costs, and thereby harm the market for our products and our Company.

Governmental control of currency conversion may affect the value of an investment in the Company and may limit our ability to receive and use our revenues effectively.

The Company receives all of its revenues in Renminbi, which is currently not a freely convertible currency. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The fluctuation of the Renminbi may materially and adversely affect investments in the Company and the value of our securities.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As the Company relies principally on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect the Company’s cash flows, revenues and financial condition, and the price of our common stock may be harmed. For example, to the extent that the Company needs to convert U.S. dollars it receives from an offering of its securities into Renminbi for the Company’s operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on the Company’s business, financial condition and results of operations. Conversely, if the Company decides to convert its Renminbi into U.S. dollars for the purpose of making payments for dividends on its common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi that the Company converts would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to the Company’s income statement and a reduction in the value of these assets.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to penalties and limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise adversely affect us.

On October 21, 2005, the PRC State Administration of Foreign Exchange, referred to as  SAFE, issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice 75, which became effective as of November 1, 2005. According to Notice 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing such offshore company with assets or equity interests in an onshore enterprise located in the PRC, or an offshore special purpose company.  An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore special purpose company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore special purpose company. Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore special purpose companies that have made onshore investments in the PRC in the past are required to have completed the relevant registration procedures with the local SAFE branch by March 31, 2006. To further clarify the implementation of Circular 75, the SAFE issued Circular 106 on May 29, 2007. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders or beneficial owners who are PRC residents in a timely manner.

Our current shareholders and/or beneficial owners may fall within the ambit of the SAFE notice and be required to register with the local SAFE branch as required under the SAFE notice. If so required, and if such shareholders and/or beneficial owners fail to timely register their SAFE registrations pursuant to the SAFE notice, or if future shareholders and/or beneficial owners of our company who are PRC residents fail to comply with the registration procedures set forth in the SAFE notice, this may subject such shareholders, beneficial owners and/or our PRC subsidiaries to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to our company, or otherwise adversely affect our business.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could hurt our business.

Although we are currently not subject to these regulations, we anticipate to become subject to the Foreign Corrupt Practices Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

Because the Company’s principal assets are located outside of the United States and the Company’s officers and directors reside outside of the United States, it may be difficult for investors to enforce their rights in the U.S. based on U.S. federal securities laws against the Company and the Company’s officers and directors or to enforce U.S. court judgments against the Company or them in the PRC.

The Company is located in the PRC and substantially all of its assets are located outside of the United States; it may therefore be difficult or impossible for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against the Company in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against the Company or its officers and directors of criminal penalties, under the U.S. federal securities laws or otherwise.

PRC regulations also involve complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

Pursuant to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, effective as of September 8, 2006 and revised as of June 22, 2009, additional procedures and requirements were established that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce of the PRC (“MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies and special anti-monopoly submissions for parties meeting certain reporting thresholds. We may grow our business in part by acquiring other companies engaged in aquaculture in the PRC. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations governing the validity and legality of  call options to purchase of our Common Stock which are held by our Chairman and others and there can be no assurance that the call options held by such persons are not in breach of such laws and regulations.

Under a call option agreement with Hailong Liu our Chairman, Sherry Li, the holder of 11,556,288 shares of our Common Stock, has granted to Mr. Liu an option to purchase all of such 11,556,288 shares held by her over the course of two years in installments upon achievement of certain performance milestones by the Company. While we believe that this arrangement shall not be governed by PRC laws and regulations and therefore is not in breach of any PRC laws and regulations, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including regulations governing the validity and legality of such call options. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to our view. If such certain call option agreement is deemed to be governed by PRC laws and regulations, our Chairman may be required to register with the local SAFE branch for his overseas direct investment in the Company. Failure to make such SAFE registration may subject our Chairman to fines and legal sanctions, and may also limit his ability to receive dividends from our PRC subsidiaries and remit his proceeds from their overseas investment into the PRC as a result of foreign exchange control under PRC laws and regulations.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”).  The OTCBB is a significantly more limited market than the New York Stock Exchange or NASDAQ.  The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock, could cause high volatility and price fluctuations, and could have a long-term adverse impact on our ability to raise capital in the future.

There is currently limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

There is currently limited trading market on the OTCBB for our common stock, and there is no assurance that one will develop or be sustained.

The elimination of monetary liability against the Company’s directors and officers under the Nevada  law and the existence of indemnification rights to the Company’s directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against the Company’s directors and officers.

Under Nevada law, a corporation may indemnify its directors, officers, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. In addition, a corporation may purchase or maintain insurance on behalf of its directors, officers, employees or agents for any liability incurred by him in such capacity, whether or not the corporation has the authority to indemnify such person.

The effect of these provisions may be to eliminate the rights of the Company and its stockholders (through stockholder’s derivative suits on behalf of the Company) to recover monetary damages against a director, officer, employee or agent for breach of fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

As of October 12, 2010, there were issued and outstanding (i) 16,775,113 shares of our Common Stock,and  (ii) immediately exercisable warrants to purchase an aggregate of 2,862,571shares of our Common Stock. We currently have obligation to register the resale of an aggregate of 2,623,178 shares of our Common Stock, including shares issuable upon exercise of warrants. Future sales of substantial amounts of our Common Stock in the trading market could adversely affect market price of our Common Stock.

Provisions in our Articles of Incorporation could prevent or delay stockholders’ attempts to replace or remove current management or otherwise adversely affect the rights of the holders of our common stock.

Under our Articles of Incorporation, our Board of Directors is authorized to issue “blank check” preferred stock, with designations, rights and preferences as they may determine. Any shares of preferred stock that are issued are likely to have priority over our common stock with respect to dividend or liquidation rights.  In the event of issuance, the preferred stock could be utilized under certain circumstances as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids to acquire us and thereby prevent shareholders from receiving the maximum value for their shares.  We have no present intention to issue any additional shares of preferred stock in order to discourage or delay a change of control or for any other reason.  However, there can be no assurance that preferred stock will not be issued at some time in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which  are based on the beliefs of our management as well as assumptions made by and information currently available to our management.  All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements.  In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words.

These forward-looking statements are only predictions.  These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to materially differ from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  We have described in the “Risk Factors” section and elsewhere in this prospectus the principal risks and uncertainties that we believe could cause actual results to differ from these forward-looking statements.  Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as guarantees of future events.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus.  We anticipate that subsequent events and developments will cause our views to change.  However, while we may elect to update these forward-looking statements at some point in the future, we undertake no obligation to update any forward-looking statement to reflect events or developments after the date on which the statement is made or to reflect the occurrence of unanticipated events except to the extent required by applicable law.  You should, therefore, not rely on these forward-looking statements as representing our views as of any date after the date of this prospectus.

This prospectus also contains estimates and other statistical data prepared by independent parties and by us relating to market size and growth and other data about our industry. These estimates and data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates and data. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus, and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock. To the extent the warrants are exercised for cash, if at all, the Company will receive the exercise price for those warrants. Under the terms of the warrants, cashless exercise is permitted in certain circumstances. The Company intends to use any proceeds received from the exercise of warrants for working capital and other general corporate purposes. The Company cannot assure that any of the warrants will ever be exercised for cash or at all. If all of the warrants for which the resale of our Common Stock is covered by this prospectus are exercised for cash, the Company would receive aggregate gross proceeds of $5,967,069 .

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is listed on the OTC Bulletin Board under the symbol “CEHD.OB.” There were no reported quotations for our Common Stock during calendar years 2008 and 2009.

The following table sets forth the high and low inter-dealer prices, without retail mark-up, mark-down or commission, involving our Common Stock during each calendar quarter in the fiscal year ending December 31, 2010, and may not represent actual transactions.

Fiscal Year 2010	High	Low
First quarter	$2.00	$2.00
Second quarter	$2.00	$2.00
Third quarter	$3.60	$2.00

At October 12, 2010, there were 16,775,113 shares of our Common Stock outstanding. Our shares of Common Stock are held by approximately 143 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans.

Dividend Policy

There are no restrictions in our Articles of Incorporation or By-laws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Because we are a holding company, we rely entirely on dividend payments from our direct wholly wned subsidiary, China Electronic Holdings, Inc.,  and in turn, the various direct and indirect subsidiaries of China Electronic Holdings, Inc.,  who may, from time to time, be subject to certain additional restrictions on its ability to make distributions to us. PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which must be set aside to fund certain reserve funds. Our inability to receive all of the revenues from our subsidiaries’ operations may in turn provide an additional obstacle to our ability to pay dividends on our Common Stock in the future. Additionally, because the PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC, shortages in the availability of foreign currency may occur, which could restrict our ability to remit sufficient foreign currency to pay dividends.

We currently intend to retain any future earnings to finance the development and growth of our business and do not anticipate paying cash dividends on our Common Stock in the foreseeable future, but will review this policy as circumstances dictate. If in the future we are able to pay dividends and determine it is in our best interest to do so, such dividends will be paid at the discretion of the Board of Directors after taking into account various factors, including our financial condition, operating results, capital requirements, restrictions contained in any future financing instruments and other factors the Board deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.   These forward-looking statements generally are identified by the words “believes,” “project,” “expects,” “anticipates,” “estimates,” “intends,” “strategy,” “plan,” “may,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.  We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with those safe-harbor provisions.  Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse affect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Further information concerning our business, including additional factors that could materially affect our financial results, is included herein and in our other filings with the SEC.

Overview

China Electronics Holdings, Inc. was incorporated in Nevada on July 9, 2007 under the name Buyonate, Inc. The Company was formed to develop and offer software products for the creation of interactive digital software for children.  However, upon a change of control of the Company on March 29, 2010 the Company immediately discontinued such business and began to search for target companies as candidates for business combinations.

We entered into a Share Exchange Agreement, dated as of July 9, 2010 (the “Share Exchange Agreement”) with China Electronic and certain stockholders and warrantholders of China Electronic (the “CEH Stockholders”).  Pursuant to the Share Exchange Agreement, on July 15, 2010, 10 CEH Stockholders transferred 100% of the outstanding shares of common stock and preferred stock and 100% of the warrants to purchase common stock of China Electronic held by them, in exchange for an aggregate of 13,785,902   newly issued shares of our Common Stock and warrants to purchase an aggregate of 1,628,572 shares of our Common Stock. The shares of our common stock acquired by the CEH Stockholders in such transactions constitute approximately 86% of our issued and outstanding Common Stock giving effect to the share and warrant exchange and the sale of our Common Stock pursuant to the Subscription Agreement discussed below, but not including any outstanding purchase warrants to purchase shares of our common stock, including the warrants issued pursuant to the Subscription Agreement. In connection with the closing of the Share Exchange Agreement, China Electronic purchased from the former principal stockholder of us an aggregate of 4 million shares of our common stock and then agreed to the cancellation of such shares.

The Share Exchange resulted in (i) a change in our control with a shareholder of China Electronic owning approximately 72.5% of issued and outstanding shares of our common stock, (ii) China Electronic becoming our wholly-owned subsidiary, and (iii) appointment of certain nominees of the shareholder of China Electronic as our directors and officers and resignation of Mr. Ryan Cravey as our sole director, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

China Electronic was incorporated in Delaware on November 15, 2007 for the purpose of acquiring an existing company with continuing operations. On December 31, 2008 China Electronic entered into a Share Transfer Agreement with four shareholders of Lu’an Guoying Electronic Sales Co., Ltd., a limited liability company organized under the laws of the PRC, which resulted in Guoying becoming a wholly-owned subsidiary of China Electronic. The transfer of ownership of Guoying took effect on February 10, 2010 upon approval of the transaction by the PRC authorities. Guoying is a manufacturer and retailer of home appliances and consumer electronics in the PRC.

Because until its acquisition of Guoying in 2010, China Electronic was a development stage company and did not have significant operations, the discussion and analysis of our financial condition and results of operations presented below was prepared without taking into account operations of China Electronic during fiscal years ended December 31, 2009 and 2008.

Revenues

Our net revenue for the six months ended June 30, 2010 was $55,785,305, an increase of 382.3%, or $44,219,617, from $11,565,688 for the six months ended June 30, 2009.

	SIX MONTHS ENDED JUNE 30,
	2010	2009

Net revenue from exclusive franchise stores	$31,352,521	$5,901,495
Net revenue from non-exclusive franchise stores	20,154,553	3,807,904
Net revenue from company owned stores	4,278,231	1,856,288
Net Revenue	55,785,305	11,565,688

For the six months ended June 30, 2010, net revenue from exclusive franchise stores was $31,352,521, an increase of 431.3%, or $25,451,026, from $5,901,495 for the six months ended June 30, 2009. For the six months ended June 30, 2010, net revenue from non-exclusive franchise stores was $20,154,553, an increase of 429.3%, or $16,346,649, from $3,807,904 for the six months ended June 30, 2009. This increase was mainly due to 71 new stores being in operation during the six months ended June 30, 2010 as compared to the same period in 2009 and sales of  new products from SONY, LG and THTF that we began to carry in 2010 and also due to the improved economic climate in PRC which had a positive impact on the demand for our products and our sales.

For six months ended June 30, 2010, net revenue from our own stores was $4,278,231, an increase 130.5%, or $2,421,943, from $1,856,288 for the six months ended June 30, 2009. This increase for our own stores was mainly due to sales of new products from SONY, LG and THTF and also due to the improved economic climate in PRC which had a positive impact on the demand for our products and our sales.

Cost of Goods Sold

Our cost of goods sold for the six months ended June 30, 2010 was $45,598,608, an increase of $35,814,023, or 366.0%, compared to $9,784,586 for the six months ended June 30, 2009. The increase was mainly due to the increase in sales.

	SIX MONTHS ENDED JUNE 30,
	2010	2009

Cost of goods sold from exclusive franchise stores	25,082,017	4,786,246
Cost of goods sold from non-exclusive franchise stores	16,406,448	3,084,402
Cost of goods sold from company owned stores	4,110,143	1,913,937
Cost of goods sold	45,598,608	9,784,586

For the six months ended June 30, 2010, cost of goods sold from exclusive franchise stores was $25,082,017, an increase of 424.0%, or $20,295,771, from $4,786,264 for the six months ended June 30, 2009. For the six months ended June 30, 2010, cost of goods sold from non-exclusive franchise storeswas $16,406,448, an increase of 431.9%, or $13,322,046, from $3,804,402 for the six months ended June 30, 2009. For the six months ended June 30, 2010, cost of goods sold from our own stores was $4,110,143, an increase of 114.8%, or $2,196,206, from $1,913,937 for the six months ended June 30, 2009. This increase for our own stores was mainly due to the increase in sales.

Gross Profit

Gross profit for the six months ended June 30, 2010 was $10,186,698, an increase of $8,405,594, or approximately 471.9%, compared to $1,781,102 for the six months ended June 31, 2009. The increase was due to the increased sales and the increase in gross profit margin for exclusive franchise stores from 23% to 25% and for our own stores from 3% to 4%.

Operating Expenses

Operating expenses for the six months ended June 30, 2010 were $838,278, an increase of $781,789, or 1,383.9% from $56,489 for the six months ended June 30, 2009. Selling expenses for the six months ended June 30, 2010 were $793,606, an increase of $768,530, or 3,064.9% from $25,075 for the six months ended June 30, 2009. General and administrative expenses for the six months ended June 30, 2010 were $44,672, an increase of $13,259, or 42.2%, from $31,413 for the six month ended June 30, 2009. The increase was due to the increase in sales and business expansion.

Net Operating Income

Our net operating income for the six months ended June 30, 2010 was $9,348,419, an increase of $7,622,425 or 442.2%, from $1,724,613 for the same period in 2009. The increases were due to increased sales which were not proportionately offset by increases in costs of good sold and operating expenses.

Income Taxes Expense

Income Taxes

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the six months ended June 30, 2010 and 2009:

	2010	2009

U.S. Statutory rates	34.0%	34.0%

Foreign income not recognized in USA	(34.0)	(34.0)

China income taxes	0	0

China income tax exemption	0	0

Total provision for income taxes	0%	0%

Pursuant to authorizations from the Company’s local and provincial taxing authorities, the Company pays di minimis annual income taxes. There can be no assurance that such tax treatment will continue or that PRC tax authorities will not assess taxes in the future, which relate to prior periods.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements during the year ended December 31, 2009  or during the six months ended June 30, 2010 that have, or are reasonably likely to have, a current or future material affect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Liquidity and Capital Resources

As of June 30, 2010, we had cash and cash equivalents of $155,529. We have historically funded our working capital needs from operations, advance payments from customers, bank borrowings, and capital from shareholders. Our working capital requirements are influenced by the level of our operations, and the timing of accounts receivable collections.

We had no material commitments for capital expenditures as of June 30, 2010.

 The following table sets forth a summary of our cash flows for the periods indicated:

	June 30, 2010	June 30, 2009
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(27,974)	$(86,062)
Net cash provided by investing activities	132,176	-
Net cash provided by financing activities	-	74,575
Effect of rate changes on cash	(13,410)	(40)
Increase (decrease) in cash and cash equivalents	90,793	(11,527)
Cash and cash equivalents, beginning of period	64,736	33,600
Cash and cash equivalents, end of period	$155,529	$22,073

Operating Activities

Net cash used in operating activities was $27,974 for the six months ended June 30, 2010, compared to net cash used in operating activities of $86,062 for the six months ended June 30, 2009, a decrease of $58,088 or 67.5%. The decrease of net cash used in operating activities was primarily due to increase of $7,622,425 in net income and a decrease of $1,787,733 in accrued expenses and an increase of $1,514,066 in other receivables offset by an increase of $3,651,533 in account receivables and an increase of $2,959,899 in prepayments and increase of $1,818,688 in other receivables and an increase of $2,483,845 in inventories during the first half of 2010, which is mainly due to the result of greater sales.

Investing Activities

Net cash provided by investing activities was $132,176 for the six months ended June 30, 2010, compared to $0 for the three months ended June 30, 2009 because $136,643 in cash was received in financing in the first quarter of 2010 and $4,467 in cash was used to purchase equipment in the first half year of 2010.

Critical Accounting Policies

Revenue Recognition - Direct sales and Wholesale Activities

The Company receives revenue from sales of electronic products. The Company's revenue recognition policies are in compliance with ASC 605 (previously Staff Accounting Bulletin 104). Sales revenue is recognized at the date of shipment to customers, when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Our sales are usually covered by the manufacturers’ return and warranty policies. Therefore, we do not estimate deductions or allowance for sales returns. Sales are presented net of any discounts, reward, or incentive given to customers. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer deposits. Customer deposits amounted to $1,338,545 and $1,333,091 as of June 30, 2010 and December 31, 2009, respectively.

Our products delivered to customers are checked on site by customers and, once the products are accepted by customers, the customers sign acceptance notices as evidence of delivery and completion of sales.

Rewards or incentives given to our customers are an adjustment of the selling prices of our products; therefore, the consideration is characterized as a reduction of revenue when recognized in our income statement.

The Company recognizes its revenues net of value-added taxes (“VAT”).  The Company is subject to VAT which is levied at a fixed annual amount. Currently, the Company is charged at a fixed annual amount of approximately $1,200 to cover all types of taxes, including income taxes and value added taxes. This amount has been approved by the PRC national and tax departments from March 2007 to 2010.

Revenue Recognition – Franchise Activities

Revenues from franchised activities include area development and initial franchise fees (collectively referred to as “Franchise fees”) received from franchisees to establish new stores and royalties charged to franchisees based on a percentage of a franchised store’s sales. Franchise fees are accrued as unearned franchise revenue when received and are recognized as revenue when the non-exclusive franchise stores covered by the fees open, which is generally when we have fulfilled all significant obligations, which are we only have on store at one village, free delivery and free after sales service to the franchisee. Continuing fees and royalties are recognized in the period earned.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose.

ORGANIZATIONAL HISTORY OF THE COMPANY AND ITS SUBSIDIARIES

China Electronics Holdings, Inc. was incorporated in Nevada on July 9, 2007 under the name Buyonate, Inc. The Company was formed to develop and offer software products for the creation of interactive digital software for children.  However, upon a change of control of the Company on March 29, 2010 the Company immediately discontinued such business and began to search for target companies as candidates for business combinations.

On July 15, 2010, pursuant to a Share Exchange Agreement, dated as of July 9, 2010, 10 shareholders and warrantholders of China Electronic Holdings, Inc., a Delaware corporation “ (“CEH Delaware”), transferred 100% of the outstanding shares of common stock and 100% of the warrants to purchase common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902 newly issued shares of our Common Stock and warrants to purchase an aggregate of 1,628,572 shares of our Common Stock. In connection with the closing of the Share Exchange Agreement, CEH Delaware purchased from our former principal stockholder an aggregate of 4 million shares of our Common Stock and then agreed to the cancellation of such shares.

Effective August 3, 2010, CEH Merger Corp., a Nevada corporation newly formed by the Company for the purposes of merging into the Company, merged into the Company. In connection with merger and pursuant to Articles of Merger filed with the Nevada Secretary of State, Buyonate, Inc. changed its name to China Electronics Holdings, Inc. No securities of the Company were issued in connection with the merger. The merger and name change were approved by the Financial Industry Regulatory Authority ("FINRA") and the Common Stock began trading under the symbol “CEHD.OB” on August 23, 2010.

CEH Delaware owns 100% of the capital stock of Guoying. Guoying is a wholly foreign-owned enterprise, or “WFOE,” under the laws of the PRC by virtue of its status as a wholly-owned subsidiary of a non-PRC company, CEH Delaware.

Purchase Agreement

During the period from July 15, 2010 to August 17, 2010 we consummated a series of Private Placements of our Common Stock and warrants to purchase our Common Stock pursuant to a Subscription Agreement dated as of July 9, 2010 (the “Purchase Agreement”). Pursuant to the Purchase Agreement we sold to 105 investors for an aggregate gross purchase price of $5,251,548 an aggregate of (a) 1,989,211 shares of our Common Stock, (b) three year Series C Warrants to purchase an aggregate of 497,303 shares of our Common Stock for $3.70 per share and (c) three year Series D Warrants to purchase an aggregate of 497,303 shares of our Common Stock for $4.75 per share.

Representations and Warranties; Indemnification : The Purchase Agreement contains representations and warranties by us and the investors which are customary for transactions of this type such as, with respect to the Company: organization, good standing and qualification to do business; capitalization; authorization and enforceability of the transaction and transaction documents; no conflicts or violations resulting from executing, delivering and performing the transaction documents; financial statements; valid issuance of stock, governmental being obtained or not required to consummate the transaction; litigation; no market manipulation; no defaults; no undisclosed liabilities or events, no general solicitation; full disclosure; environmental compliance; quotation of our shares on the OTC Bulletin Board; no foreign corrupt practices related party transactions; representations concerning employees and no brokers used, and with respect to the investors:  authorization, investment intent and no conflicts arising as a result of execution, delivery and performance of the transaction documents. The Company has agreed to indemnify the investors and their affiliates against claims, costs, losses, damages, expenses and obligations arising out of or based on material misrepresentations by the Company made in the Purchase Agreement and breaches by the Company of material covenants in the Purchase Agreement.

Covenants: The Purchase Agreement contains certain covenants on our part, including the following:

Registration: we must file a registration statement covering the resale by the investors of 100% of our shares of Common Stock issuable to the investors upon the exercise of all of the Series C Warrants and the Series D Warrants (the “Resale Registration Statement”). The Resale Registration Statement must be filed with the SEC within 60 days after the final closing date of sales of our securities pursuant to the Purchase Agreement (which occurred on August 17, 2010) and cause the registration statement to be declared effective within 180 days after the final closing date). The Purchase Agreement provides for liquidated damages of .5% per month of the purchase price of the securities purchased by the investors (with a cap of 5% of the purchase price in the aggregate) if the filing or effectiveness of the registration statement is delayed beyond the required deadlines or if after effectiveness is declared by the SEC, effectiveness of the Resale Registration Statement is not maintained or if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144.

Listing: we have agreed to maintain the quotation or listing of our Common Stock on the American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market, OTC Bulletin Board, or New York Stock Exchange use our best efforts to list our Common Stock on the American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market or New York Stock Exchange and comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the applicable principal market on which the Common Stock is traded or quoted as long as any Purchased Securities are outstanding. We have also agreed to complete an uplisting of our common stock to the Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market or NYSE Amex Equities.

Filings: For the later of August 17, 2012 (two years after the final closing date of the sale of securities pursuant to the Purchase Agreement) or until all of the securities purchased under the Purchase Agreement (the “Purchased Securities”) can be resold by the investors under Rule 144 the Company will comply with all of its reporting and filing obligations under the Securities Exchange Act of 1934 and all of the requirements relating to maintaining the effectiveness of the Resale Registration Statement within 12 months after the closing date.

Lockup Agreement: The Chairman of the Company has agreed that until February 17, 2012 (18 months after the final closing date) he will not sell any offer, pledge, sell, contract to sell, sell any option or contract to purchase, lend, transfer or otherwise dispose of any shares of Common Stock or any options, warrants or other rights to purchase shares of common stock or any other security of the Company which he owns or has a right to acquire as of July 9, 2010.

Right of Participation: The investors shall have the right to purchase up to 25% of any subsequent underwritten offering of the Company’s securities before the time the Company completes an uplisting of its common stock to the Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market or NYSE Amex Equities.

Most Favored Nations provision: subject to certain exceptions, if at any time prior to July 9, 2012, the Company shall issue any common stock or securities convertible into or exercisable for shares of common stock (or modify the conversion or exercise price of any of the foregoing which may be outstanding) to any person or entity at a price per share which shall be less than $3.43, subject to adjustment for stock dividends, subdivisions and combinations (the “Lower Price Issuance”), without the consent of the investor, then the Company shall issue, for each such occasion, additional shares of common stock to the investors respecting those purchased securities that are then still owned by the investor at the time of the Lower Price Issuance so that the average per share purchase price of the purchased securities owned by the investors on the date of the Lower Price Issuance plus such additional shares issued to investor pursuant to this provision is equal to such other lower price per share.

Delivery of up to 1,241,817  shares of Common Stock from Based on 2010 Net Income: If our net income for the year ending December 31, 2010 (“Actual 2010 Net Income”)  is less than $12.0 million (“2010 Guaranteed NI”), then the Company shall issue, for each such occasion, to each investor on a pro-rata basis (determined by dividing each investor’s consideration paid for the securities purchased by such investor by the aggregate consideration paid for the securities purchased by all investors), an  additional amount of shares of common stock (the “Make Good Shares”) equal to, as applicable, a number of shares equal to the difference between A and the product of A x B, where A is the number of common shares originally purchased and B equals (2010 Guaranteed NI  minus Actual 2010 Net Income)/2010 Guaranteed NI.

Our Corporate Structure

As set forth in the following diagram, following our acquisition of CEH Delaware, CEH Delaware became and currently is our direct, wholly-owned subsidiary.

BUSINESS
Overview

Through our subsidiary, CEH Delaware., we are engaged in the retail sale of consumer electronics and appliances in China, such as solar eaters, refrigerators, air conditioners, televisions, etc. We are targeting the rural market in Anhui Province.

We started sales of home appliances and electronics in 2001. During the fiscal year ended December 31, 2009 (“fiscal 2009”), approximately 66% of our revenues were from the sale of solar water heaters, , approximately 10.5% of our revenues were from the sale of refrigerators  and approximately 6.5% of our revenues were generated from the sale of televisions. Approximately 69% of our net income for fiscal 2009 was from the sale of solar water heaters, approximately 12.7% of our 2009 net income was from the sale of refrigerators and approximately 8.0% of our 2009 net income was profit from sales of televisions.

We operate 3 company owned stores, all of which are located in Lu’an City, Anhui Province. As of October 12, 2010 we also operate 458 exclusive franchise stores and 600 non-exclusive franchise stores, which are located in the rural areas around Lu’an. Approximately 3.3% of our revenues for fiscal 2009 were from the company owned stores, approximately 88.9% of our 2009 revenues were from the exclusive franchise stores and approximately 7.8% of our 2009 revenues were generated from the non-exclusive franchise stores.

For additional information concerning the location and area of each of our company owned stores and the terms under which the real estate for each store is leased, see “Description of Property” herein.

We purchase the consumer electronics and appliances we sell directly from the manufacturers thereof or large distributors. Currently, 30% of the products are supplied to us by large distributors, mainly under the brand names Samsung and LG.  Guoying is the exclusive wholesaler in the Lu’an area for products under the brand names, Sony, LG, Samsung, Shanghai Shangling, Chigo, Huayang and Huangming.  Guoying is the general sales agency of Sino-Japan Sanyo electronic products, such as Sanyo TVs, air conditioners, washing machines and micro-wave ovens.  Guoying has teamed up with Huangming and Huayang, the 2 largest manufacturers of solar thermal products in China, to be their exclusive retail outlet in Lu’an, Anhui. Some of their energy efficient, “green” products include:  solar thermal water heaters, solar panels (photovoltaic) and energy saving glass.

In addition to purchasing from the manufacturers or distributors, we have refrigerators manufactured by an OEM manufacturer under the Company’s own trademark “Guoying”. Guoying refrigerators have “3C” quality national authentication certificates. During fiscal year 2009, approximately 2 % of our revenues and 2.5% of our net income were from the sale of Guoying brand refrigerators. In August 2007, Guoying entered into a 5 year OEM agreement with Shanghai Pengpai Electronic Co., Ltd. (“Pengpai”), under which Pengpai will manufacture refrigerators for Guoying to sell under its own trademark. Guoying sold a total of 30,000 refrigerators in 2007, 46,000 in 2008, and 62,000 in 2009, and expects to sell 77,000 in 2010 and 100,000 in 2011, in Anhui, Henan and Hubei Provinces. On October 2, 2006, Guoying entered into a loan agreement with Pengpai where Guoying loaned to Pengpai a total of RMB 80 million (approximately $ 11.76 million) from year 2006 to 2010. In exchange, Pengpai sells refrigerators to Guoying at a discounted price. Pengpai is required to repay the loan within 4 years, starting from October 2013. The loan is secured by all the assets of Pengpai.

Retail Operations

The various stores are described below:

Company Owned Stores

We operate 3 company owned stores. Two of them are focused on the sale of solar thermal products, with one store having an area of 100 square meters and another one having an area of 60 square meters. The third one is a general store with an area of 180 square meters, which carries solar thermal products, refrigerators, air conditioners, TV, and other products. Our offices are located on the second floor of the third store. We currently lease all the company owned stores.

Exclusive Franchise Stores

As of October 12, 2010 we operate 458 exclusive franchise stores. The stores are located in rural areas around Lu’an City. The customers of these stores are residents of the local towns and villages. Guoying is the only wholesaler providing products to these type of stores. Guoying is in charge of the delivery to each store and the stores pay the purchase price of the products provided in cash at delivery.  Generally, after receiving orders from the stores, Guoying can make the delivery within 3 days.  For products within the national “Rural consumer electronics and appliances” plan, meaning, the maximum sales price is fixed, Guoying will give the stores certain discounts based on the quantity of their purchases.

With each store, Guoying has signed an exclusive franchise agreement with a term ranging from 1 year to 3 years. Based on the agreements, Guoying provides a loan to the store owner when establishing the stores. The loan is in the form of cash and products, while the loan amount to each store depends on the specific needs of each store. The store owners provide the operating space. In consideration of the loan, the stores will exclusively purchase products from Guoying.

Non-Exclusive Franchise Stores

As of October 12, 2010 we also operate 600 non-exclusive franchise stores, which are located at the rural areas around Lu’an City. Guoying is in charge of the delivery of products and gets cash payment for the products it sells to the stores at delivery.  Each non-exclusive franchise store pays Guoying an annual franchise fee of 5,000 RMB (approximately $ 735). Guoying is not the only wholesaler of the stores and the stores are free to purchase products from anyone, including Guoying’s competitors.

Our Warehouses

We currently distribute products to our stores from two warehouses located within Lu’an city, which are leased by Guoying.   For additional information concerning the location and area of each of the Company’s warehouse and the terms under which the real estate for each warehouse is leased, see “Description of Property” herein.

Industry Background

Approximately 56% of China’s population still resides in rural areas of China, making rural residents the largest consumer group in China. After many years of economic reforms, the average income of people living in China's rural areas has gradually increased. The rural market is largely untapped and has enormous potential for growth. The rural consumer group has tremendous purchasing power and is increasing as the Chinese government encourages rural communities to modernize.

There are several reasons for the potential development of rural consumer electronics and appliances market.

First, the central government has decided to expand internal demand by increasing the income of the rural population by reducing tax for farmers. The continuous improvements in the rural power network, rural transportation, and rural communication make the rural market extremely favorable for home appliances and electronics.

Second, the Chinese government has initiated a rural home appliance and electronics rebate program, called “Rural Consumer Electronics” plan. The plan provides that the maximum sales price of electronics is fixed, at a price which is usually equal to or less than the market price in urban areas of the same product. Meanwhile, rural consumers can get a 13% government rebate on their purchases of electronics.

Third, the current consumer electronics and appliances markets in big PRC cities like Beijing, Shanghai, and Shenzhen are already saturated by an over abundance of competitors – leading to very lean margins. Although some competitors have announced interest in the rural market, none of the current competitors have established any significant presence in the rural markets. Successful brand names typically established in cities are not an indicator of automatic success in the rural. A majority of the population from the rural market has not seen or heard of the retail chains that exist in the cities.

Additionally, the rural consumers have different tastes and values in making their purchases. For example, when it comes to appliances, functionality to cost is the most important factor in deciding which product to purchase. However, product colors have a significant impact in decision making. Most rural consumers prefer certain colors, such as red, over colors like black, silver, and white that are successful in the city. As a result, much research has to be carried out to fully understand the outlook of the rural consumer.

        Guoying is the first rural home appliance and electronics retailer in Anhui province.

Raw Materials and Suppliers

Approximately 95% of the cost of sales is the purchase price of products.

Our biggest suppliers of merchandise in 2009, in terms of cost to us, were:

Name of Supplier	Percentage
Shangdong Huangming Solar Power Sales Co.	52.15%
Jiangshu Huayang Solar Power Sales Co.	14.89%
Hier Hefei Ririshun Sales Co.	26.22%
Shanghai Tengpai Electronic Co.	1.50%
Sanyo Hefei Office	3.21%
Jiangshu Taizhou Chunlan Sales Co.	0.78%
Anhui Germei Tech. Co.	1.02%

Our biggest suppliers of merchandise in 2008, in terms of cost to us, were:

Name of Supplier	Percentage
Hier Hefei Ririshun Sales Co.	45.51%
Shangdong Huangming Solar Power Sales Co.	24.33%
Jiangshu Taizhou Chunlan Sales Co.	25.34%
Sanyo Hefei Office	4.82%

Our biggest suppliers of merchandise in 2007, in terms of value, were:

Name of Suppliers	Percentage
Sanyo Hefei Office	78.85%
Shanghai Pengpai Electronic Sales Co.	21.15%

We receive all of our merchandise from our suppliers, which are often the manufacturers, by the suppliers’ delivery trucks sent to our two warehouses located within Lu’an city.

Marketing, Sales, and Distribution

We have a staff of 27 employees who take orders and provide customer service to each franchise store in assigned geographical areas. We advertise in many ways, including using TV advertisements, on buses and walls and on pagers on the streets distributed by our promotion personnel and general promotions, including discounts. We base our advertising on our observations of the market and our competitors. Under contracts we have with our suppliers, our suppliers are responsible for the costs of all discounts and promotions.

Customers and Pricing

Our customer strategy is to offer products to the rural market where there is less competition.

Our customers pay different prices for our products depending on where they live.

●
In general, most of the products sold in our franchise stores are under the regulation of the national “Rural Consumer Electronics” plan, meaning that the maximum sales price is fixed, which price is usually equal to or less than the market price in urban areas of the same product. Meanwhile, rural consumers can get a 13% government rebate on electronics.

●	Some products sold by our company owned stores to the residents in Lu’an city are at the market price in urban areas.

Payment methods for customers are mainly cash.

In recent years, the pricing of our merchandise has changed as the price charged by our vendors has changed. For example, due to inflation in the recent years, the market price of consumer electronics and appliances has risen. However, the selling prices on some old models have decreased since such models are being discontinued.

Employees

As of October 12, 2010, Guoying had 47 full-time employees, including 15 management and supervisory personnel, 27 sales and marketing personnel and 5 after sale support.

Seasonality

Approximately 30% of our sales of products are made in the first quarter. The Chinese Spring Festival (which is a traditional shopping time) is in the first quarter. The fourth quarter is the next busiest. For sales of electronic appliances, the first quarter is the busiest quarter and the third quarter is the slowest quarter, because in the third quarter the demand for solar heaters, refrigerators and air conditioners decrease and the demand associated with the Chinese Spring Festival have not begun.

Competition

We believe our main competitor is Guosheng Electronic (“Guosheng”), which is a state-owned enterprise in Anhui Province.  Guosheng is the third biggest retail of consumer electronics and appliances in Anhui Province and runs several franchise stores in small cities and towns.  Guosheng also has stores in Lu’an city.

Compared to Guosheng, our competitive disadvantages are:

●	Fund. As a state-owned enterprise, it is easier for Guosheng to get bank loans.

●	Exclusive Representative Rights. With its current larger size, it is easier for Guosheng to get the exclusive representative rights with respect to certain major brands

Compared to Guosheng, our competitive advantages are:

●	Rural market. We have hundreds of franchise stores in rural markets, which are markets with high potential margin, but which markets are ignored by the big retail chain stores.

●
Flexibility. We are running 24/7 in making deliveries. After receiving an order, we can make delivery as soon as within 2 hours. Huge state-owned retail stores, such as Guosheng, usually take 2-3 days to deliver after receipt of orders.

●	Sales Networking. We have 27 sales persons visiting the franchise stores each week, which serves to keep a good relationship between Guoying and the stores.

Research and Development

We are not presently involved or engaged in any research and development activities.

Intellectual Property

The Company does not own any patents.

Mr. Hailong Liu, our CEO, owns the following trademarks:

(i)	Trademark Registration No:	5307764
	Owned Trademark:	GUOYING(国鹰)
	Clarification No:	11
	Term:	May 7, 2009 to May 6, 2019
	Issued by:	Trademark Office, State Administration for Industry and Commerce

(ii)	Trademark Registration No:	5307765
	Owned Trademark:	GUOYING(国鹰)
	Clarification No:	7
	Term:	April 28, 2009 to April 27 2019
	Issued by:	Trademark Office, State Administration for Industry and Commerce

Mr. Liu has orally authorized Guoying  to use the trademarks for an unspecified term at no cost to us.

Regulation

We are subject to a wide range of regulation covering every aspect of our business. The most significant of these regulations are set forth below.

Chain Stores Management

In March 1997, the Domestic Trade Ministry issued and enforced the Standard Opinions on the Operation and Management of Chain Stores, or the Opinions, to regulate and administrate the forms, management models, composition, business area and other requirements of Chain Stores. Such Opinions specifically stipulate the three forms of Chain Stores, including regular chain, franchise chain and voluntary chain. The Opinions also stipulate that the franchise chain and voluntary chain store shall execute relevant cooperation contracts with specified clauses provided in the Opinions including but without limited to license use of trademarks, product quality management, centralized purchase and sales promotion policies.

In May 1997, the State Administration of Industry and Commerce issued the Circular of the Relevant Issues for the Administration of Registration of Chain Stores, mainly providing the conditions of the establishment for chain stores and branches, the procedures and documents for application for the registration with the administration of industry and commerce and name of chain stores to regulate the registration issues of chain stores.

Regulations on consumer protection

On October 31, 1993, the Standing Committee of the National People's Congress issued and enforced the Law on the Protection of the Rights and Interests of Consumers, or the Consumer Protection Law, revised in 2009. The State Administration of Industry and Commerce also issued the notice regarding Handling of Acts of Infringement of Rights of Consumers or the Notice in March 2004. Under the Consumer Protection Law and the Notice, a business operator providing a commodity or service to a consumer shall first undertake the responsibilities of products for the manufacturers. These liabilities include restoring the consumer’s reputation, eliminating the adverse effects suffered by the consumer, and offering an apology and compensation for any losses incurred. The following penalties may also be imposed upon business operators for the infraction of these obligations: issuance of a warning, confiscation of any illegal income, imposition of a fine, an order to cease business operation, revocation of its business license or imposition of criminal liabilities under circumstances that are specified in laws and statutory regulations.

Regulations on commercial franchising

On May 1, 2007, the State Council issued and enforced the Regulations for Administration of Commercial Franchising, to supervise and administrate the Franchise activities. The Regulations for Administration of Commercial Franchising were later supplemented by the Administrative Measures for Archival Filing of Commercial Franchise and the Administrative Measures for Information Disclosure of Commercial Franchise, both of which were issued by the Ministry of Commerce. Under these regulations, Franchisors are required to file franchise contracts with the Ministry of Commerce or its local counterparts; and franchise contracts shall include certain required provisions, such as terms, termination rights and payments. Franchisors are also required to satisfy certain requirements including, but without limitation, to have mature business models, the capacity to provide operation guidance, technical support and training to franchisees. Franchisors engaged in franchising activities without satisfying the above requirements may be subject to administrative penalties.

Regulations on trademarks

The State Council issued the PRC Trademark Law in 1982, revised in 2001, and the Implementation Regulation of the PRC Trademark Law in 2002, to protect the owners of registered trademarks and trade names. The Trademark Office handles trademark registrations and grants a term of ten years to registered trademarks. Trademark license agreement must be filed with the Trademark Office or its regional counterpart.

Home appliances sales on the rural market

On April 16, 2009, the Ministry of Commerce, the Ministry Of Finance, the Industry and Information Technology, National Development and Reform Committee, the Ministry of Environmental Protection, State Administration of Industry and Commerce and State Administration of Quality Supervision promulgated the Implementation Rules of Home Appliance Sales on the Rural Market, or the Implementation Rules to stimulate domestic demand and promote economic development. According to the Implementation Rules, the local government authority would make its decision concerning the qualification of home appliance selling enterprises based on the process of public bidding and tendering. Such enterprise shall satisfy certain requirements, including having measures on dispatching, price management, after-sale service and sales channel. Such enterprises are also required to file with local commerce bureau for sale of home appliances and shall provide good service. The sales enterprises can be cancelled its qualification to sell home appliances in the rural areas in case of any serious violation of commitments or duties as set forth in the Implementation Rules.

DESCRIPTION OF PROPERTY

Set forth below is a table containing certain information concerning the location and area of each of our company owned stores and warehouses and the terms under which such properties are leased.

Name	Area (Square Meters)	Location	Landlord	Lease Commencement Date	Term (years)	Rent per Year ($)
Foziling Road Warehouse	800	Foziling Road	Zongjun Gao	January 1,2008	6 years and 11 months	9,882.35
Development Zone Warehouse	1437.50	Development Zone, East of Jing Er Road, North of Foziling Road	Benjun Zhang	April 1,2010	1 year	20,294.12
Guangcai Big Market Lease Agreement	100	First Floor of Guangcai Big Market	Haibo Liu	October 30,2008	3 years	20,882.35
Haomen Garden Lease Agreeement		Haomen Store operation site	Haibo Liu	June 1, 2007	3 years	10,000
Wangpai Warehouse	808	Wangpai Warehouse, Liufo Road	Haibo Liu	January, 2008	4 years and 11 months	950.59
Office Lease Building	375	No.166, No.266 and No.176 stores, Building 3, Longgang Road, Liu’an City	Taidong Han	September 1, 2007	10 years	11647.06

We believe that the foregoing properties are adequate for our present needs.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position

Hailong Liu	39	Chairman, President, CEO and CFO

Haibo Liu	36	Director and Vice President

             Hailong Liu became our Chairman, President and CEO on July 15, 2010. Mr. Liu is the CEO of Lu’an Guoying Electronic Sales Co., Ltd. since May 2007. From 2004 to 2007, Mr. Liu was the general manager of Guoying (Formerly named as Lu’an Dongshen Electronic Sales Co., Ltd.). From 2001 to 2003, Mr. Liu was the general manager of Lu’an Xianglong Electronic Sales Co., Ltd. From 1997 to 2001, Mr. Liu was the associate manager of Operation Department of Lu’an Xianglong Electronic Sales. From 1994 to 1996, Mr.Liu was the manager of Nanjing Branch of Shanghai Kaili Company. From 1990 to 1994, Mr. Liu was the manager of Shenzhen Branch of Shanghai Kaili Company. Mr. Liu got his Executive MBA Degree on Marketing and Sales of Beijing University on 2005.

               Haibo Liu became our Director and Vice President on July 15, 2010. Mr.Liu is the general manager of sales of Lu’an Guoying Electronic Sales Co., Ltd. since September 2007. From January 2004 to September 2007, Mr.Liu was the shareholder and general manager of Guoying. From 2000 to 2003, Mr. Liu was the general manager of Lu’an Shengtang Sales Co., Ltd. From 1992 to 1999, Mr. Liu established Lu’an Haifeng Sales Operation Department. Mr Liu has been enrolled as a part-time student in Shenzhen Jucheng Business School since October 2007, majoring in marketing and sales.

Employment Agreements

We have not entered into employment agreements with any of our officers or other key employees.

Compensation of Officers and Directors

Our executive officers do not receive any compensation for serving as executive officers for China Electronics. However, our executive officers are compensated by and through Guoying.  The following table sets forth information concerning cash and non-cash compensation paid by Guoying to our named executive officers for 2009 and 2008, respectively.  No executive officer of ours received compensation in excess of $100,000 for either of those two years.

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Hailong Liu,	12/31/2009	$44,118	—	—	—	—	—		$44,118
Chairman, President, CEO and CFO	12/31/2008	$41,176	—	—	—	—	—	—	$41,176
Haibo Liu, Vice	12/31/2009	$29,850							$29,850
President	12/31/2008	$29,850							$29,850

The Company does not currently pay any compensation to its non-officer directors.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CONTROL PERSONS;
CORPORATE GOVERNANCE

Transactions with related persons

None.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

Board Composition and Committees

Our board of directors is currently composed of two members, Hailong Liu and Haibo Liu.

We currently do not have standing audit, nominating or compensation committees.  Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees.  We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable.  We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.  The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors.  The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures.  The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

Our board of directors has not made a determination as to whether any member of our board of directors is an audit committee financial expert.  Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Code of Ethics

Our board of directors will adopt a new code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The new code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of October 12, 2010 (i) by each person who is known by us to beneficially own more than 5% of our Common Stock; (ii) by each of the officers and directors of the Company and (iii) by all of officers and directors of the Company as a group.
Address of Beneficial Owner (1)	Positions with the Company	Title of Class	Amount and Nature of Beneficial Ownership (2)	Percent of Class (2)
Officers and Directors
Hailong Liu (3)(4)(5)	Chairman, CEO, President and CFO	Common Stock, $0.0001 par value	11,556,288	68.9%
Haibo Liu	Director and Vice President	Common Stock, $0.0001 par value	0	0
All officers and directors as a group (2 persons named above)		Common Stock, $0.0001 par value	11,556,288	68.9%
5% Securities Holders
Sherry Li (3)(4) 87 Dennis Street, Garden City Park NY 11040		Common Stock, $0.0001 par value	11,556,288	68.9%

Professional Capital Partners, Ltd. (6) 1400 Old Country Road Suite 206, Westbury NY 11590		Common Stock, $0.0001 par value	1,463,750	8.7%

(1)  Unless otherwise provided, the address of each person is Building 3, Binhe District, Longhe East Road, Lu’an City, Anhui Province, PRC 237000.

(2)   Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC” or the “Commission”) and generally includes voting or investment power with respect to securities. The percent of class has also been determined in accordance with rules of the Commission. For purposes of computing such percentage, as of October 12, 2010, there were 16,775,113 shares of our Common Stock outstanding.

(3)  Hailong Liu is the Voting Trustee under a Voting Trust Agreement dated as of July 9, 2010 between Sherry Li and Hailong Liu pursuant to which Hailong has the right to vote an aggregate of 11,556,288 shares of Common Stock which were issued to Sherry Li.

(4) Pursuant to that certain Call Option Agreement between Ms. Sherry Li and Hailong Liu, Hailong Liu has been granted an option, subject to the satisfaction of certain conditions, to purchase from Ms. Li over the course of approximately 2 years for $0.0001 per share, up to 11,556,288 shares of our Common Stock held by Ms. Li. The conditions and the percentage of the total number of shares subject to the option that would vest upon satisfaction of the condition are as follows:

•	Filing of a Quarterly Report on Form 10-Q with SEC following the execution of the Share Exchange Agreement – 50%

•	2 years after the filing of Form 10-Q – 50%;

The first condition was satisfied on August 23, 2010. The second condition will be satisfied on August 23, 2012.

(5)  Under a Stock Option Agreement dated as of July 9, 2010, Hailong Liu has granted to American Capital Partners, LLC an option to purchase an aggregate of  757,576 shares of Common Stock at an exercise price of $2.64 per share. The option becomes exercisable in two installments of 378,788 shares each, the first installment of which is exercisable from October 9, 2010 to April 8, 2011 and the second installment of which is exercisable from April 9, 2011 to October 8, 2011.

(6)  Includes 1,000,000 shares issuable upon exercise of currently exercisable warrants.

Changes in Control

Except for the Call Option Agreement described in footnote (3) to the table contained in the section of this prospectus entitled “Security Ownership of Certain Beneficial Owners and Management,” there are currently no arrangements which may result in a change in control of the Company.

SELLING STOCKHOLDERS

This prospectus relates to the offering by the Selling Stockholders of shares of our Common Stock held by and/or issuable to the Selling Stockholders identified in the table below.

During the period from July 15, 2010 to August 17, 2010 we entered into and consummated the Purchase Agreement with certain of the Selling Stockholders, pursuant to which we issued to certain of the Selling Stockholders for aggregate gross proceeds of $5,251,548  (a) an aggregate of 1,989,211 shares of our Common Stock, (b) Series C Warrants to purchase an aggregate of 497,303 shares of  Common Stock for $3.70 per share and (c) Series D Warrants to purchase an aggregate of 497,303 shares of Common Stock for $4.75 per share.

All of the Selling Stockholders are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

The table set forth below lists the names of the Selling Stockholders as well as the number of shares of Common Stock which are being offered by the Selling Stockholders hereby. Except as noted below, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer. Excepted as noted below, none of the Selling Stockholders has or has had within the past three years any position, office, or other material relationship with the Company or any of its predecessors or affiliates.

Each Selling Stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of its shares at any time.
Name of Selling Stockholder	Total Number and Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1) (2)			Maximum Number of Shares to be Sold	Total Number and Percentage of Shares Beneficially Owned After the Offering (2)(3)
Chestnut Ridge Partners, LP (4)	170,454	(5)	1.0%	170,454	0	0
Silver Rock II Limited (6)	428,571	(7)	2.7%	428,571	0	0
The Bosphorous Group, Inc. (8)	85,731	(9)	*	85,731	0	0
Jayhawk Private Equity Fund II, L.P. (10)	342,858	(11)	2.0%	342,858	0	0
Professional Capital Partners, Ltd. (12)	1,463,750	(13)	8.7%	1,643,750	0	0
John Baldwin	28,410	(14)	*	28,410	0	0
DNST Properties, LLC (15)	56,820	(16)	*	56,820	0	0
The Burke Family Trust (17)	143,533	(18)	*	143,533	0	0
SEL Private Trust Co. FAO JM Smucker Co. Master Trust (19)	284,094	(20)	1.7%	284,094	0	0
Coronado Capital Partners LP (21)	85,230	(22)	*	85,230	0	0
Lazy Bear, LLC (23)	22,728	(24)	*	22,728	0	0
Lazy Bear I, LLC (25)	71,022	(26)	*	71,022	0	0
Joseph R. Lee	198,864	(27)	1.2	198,864	0	0
Chris Clayton	34,092	(28)	*	34,092	0	0
Bear Marsh, LLC (29)	14,202	(30)	*	14,202	0	0
Harry Unger Jr.	12,000	(31)	*	12,000	0	0
Denise Scarpelli	12,000	(32)	*	12,000	0	0
Thomas H. Burke	60,000	(33)	*	60,000	0	0
RBC Capital Markets, Custodian for Bruce R. Schafer IRA (34)	16,800	(35)	*	16,800	0	0

Randall M. Toig Family Posterity Trust (36)	90,000	(37)	*	90,000	0	0
Arthur A. Mitchell, Jr.	12,000	(38)	*	12,000	0	0
Scott Sammis	30,000	(39)	*	30,000	0	0
Craig Sherlock	60,000	(40)	*	60,000	0	0
Frank P. Cutrone	30,000	(41)	*	30,000	0	0
John W. Trone	60,000	(42)	*	60,000	0	0
Gregory T. Jones	24,000	(43)	*	24,000	0	0
Randy Hyland	15,000	(44)	*	15,000	0	0
John J. DiLorenzo	12,000	(45)	*	12,000	0	0
Norman J. Ferenz	6,000	(46)	*	6,000	0	0
Barry A. Morguelan	30,000	(47)	*	30,000	0	0
William M. Rogers	6,000	(48)	*	6,000	0	0
Mark L. Bumler	30,000	(49)	*	30,000	0	0
Stanley & Suzanne Dorf	12,000	(50)	*	12,000	0	0
Susan Hardesty	6,000	(51)	*	6,000	0	0
Lawrence R. Clarke, M.D.	15,000	(52)	*	15,000	0	0
Thomas Scott Deal	24,000	(53)	*	24,000	0	0
George Eilers Living Trust (54)	30,000	(55)	*	30,000	0	0
Joseph Tolliver	18,000	(56)	*	18,000	0	0
Jan Dauer	6,000	(57)	*	6,000	0	0
Dean N. Browning	18,000	(58)	*	18,000	0	0
Larry & Diane Zimmerman	12,000	(59)	*	12,000	0	0
Steven Hribar	60,000	(60)	*	60,000	0	0
Frank Krawiecki Profit Sharing Plan (61)	60,000	(62)	*	60,000	0	0
A. Sam Coury	15,000	(63)	*	15,000	0	0
Miles Blacksberg	30,000	(64)	*	30,000	0	0
Henry & Trisha Ihnfeldt	12,000	(65)	*	12,000	0	0
John M. Grenfell	15,000	(66)	*	15,000	0	0
David Sutherlan	6,000	(67)	*	6,000	0	0
Matt Kinchen	12,000	(68)	*	12,000	0	0
Arthur Goldstein	15,000	(69)	*	15,000	0	0
Barney Evangelista	6,000	(70)	*	6,000	0	0
Ron Dilks	30,000	(71)	*	30,000	0	0
Anthony R. Bartolo	12,000	(72)	*	12,000	0	0
Phil & Denise Fortuna	15,000	(73)	*	15,000	0	0
Atlas Tubular LP (74)	30,000	(75)	*	30,000	0	0
Jeffrey Webster	6,000	(76)	*	6,000	0	0
Wade M. Harris and Tracy L. Harris JTWROS	60,000	(77)	*	60,000	0	0
Daniel W. Gottlieb	60,000	(78)	*	60,000	0	0
David L. Erickson	6,000	(79)	*	6,000	0	0
Bill Campbell and Edda Campbell JTWROS	18,000	(80)	*	18,000	0	0
Daniel & Deborah Gibson	30,000	(81)	*	30,000	0	0
James J. Roberts	12,000	(82)	*	12,000	0	0

Walter French	6,000	(83)	*	6,000	0	0
LJW Partnership (84)	18,000	(85)	*	18,000	0	0
John S. Harris	18,000	(86)	*	18,000	0	0
William Lurie	25,200	(87)	*	25,200	0	0
David J. Beyer	18,000	(88)	*	18,000	0	0
James E. Mattutat	6,000	(89)	*	6,000	0	0
Neil T. Gutekunst	21,600	(90)	*	21,600	0	0
Dale Cripps	30,000	(91)	*	30,000	0	0
Troy Stubbs	144,000	(92)	*	144,000	0	0
Steven Stubbs	31,800	(93)	*	31,800	0	0
Vincent Cafici	6,000	(94)	*	6,000	0	0
Paul Sipple	6,000	(95)	*	6,000	0	0
Andrew Pace	6,000	(96)	*	6,000	0	0
Bhajan Singh	6,000	(97)	*	6,000	0	0
Byron D. Winans	6,000	(98)	*	6,000	0	0
Charles Landrum	6,000	(99)	*	6,000	0	0
Dean Krutty	6,000	(100)	*	6,000	0	0
Derek Polk	18,000	(101)	*	18,000	0	0
Garry Blandford	18,000	(102)	*	18,000	0	0
Gary L. Olshansky and Jeanie H. Olshansky JTWROS	6,000	(103)	*	6,000	0	0
Giuseppe Surace	6,000	(104)	*	6,000	0	0
Greg Kromminga	30,000	(105)	*	30,000	0	0
Howard R. Adrian and Debora J. Adrian JTWROS	6,000	(106)	*	6,000	0	0
Howard Reinsch	12,000	(107)	*	12,000	0	0
ISSC Management (108)	9,000	(109)	*	9,000	0	0
James A. Quesenberry	12,000	(110)	*	12,000	0	0
Jeffrey & Tessa Fitzgerald	18,000	(111)	*	18,000	0	0
Jeffrey Jutras	5,682	(112)	*	5,682	0	0
Jerry D. Daugherty	6,000	(113)	*	6,000	0	0
Jonathan Belding	12,000	(114)	*	12,000	0	0
Kevin Bell	6,000	(115)	*	6,000	0	0
Larry V. Coleman	6,000	(116)	*	6,000	0	0
Mark G. Mann	60,000	(117)	*	60,000	0	0
Mark Timmerman	18,000	(118)	*	18,000	0	0
Michael E. Miner	15,000	(119)	*	15,000	0	0
Michael Kearns	12,000	(120)	*	12,000	0	0
Patrick O’Keefe	6,000	(121)	*	6,000	0	0
Phillip Gendelman	6,000	(122)	*	6,000	0	0
Phillip Larue	6,000	(123)	*	6,000	0	0
Raymond Oakley	6,000	(124)	*	6,000	0	0
Richmond Capital LP (125)	60,000	(126)	*	60,000	0	0
Robert Oetter	18,000	(127)	*	18,000	0	0
Robert S. & Diana Moskowitz	30,000	(128)	*	30,000	0	0
Stephen Bircher	12,000	(129)	*	12,000	0	0
Thomas Leslie	6,000	(130)	*	6,000	0	0
Todd Guest	6,000	(131)	*	6,000	0	0
Troy Palmer	12,000	(132)	*	12,000	0	0

* Less than 1%

(1) As of October 12, 2010 there were 16,775,113 shares of our Common Stock outstanding. Under applicable Commission rules, a person is deemed to beneficially own securities which he has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security, and also is deemed to be the “beneficial owner” of a security with regard to which he directly or indirectly has or shares (a) voting power (which includes the power to vote or direct the voting of the security), or (b) investment power (which includes the power to dispose, or direct the disposition, of the security), in each case irrespective of the person’s economic interest in the security. Each Selling Stockholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by such Selling Stockholder, except as otherwise indicated in the table.

(2) In determining the percent of Common Stock beneficially owned by a Selling Stockholder on October 12, 2010, (a) the numerator is the number of shares of Common Stock beneficially owned by such Selling Stockholder, including shares the beneficial ownership of which may be acquired within 60 days through the conversion of convertible securities and the exercise of warrants, if any, held by that Selling Stockholder, and (b) the denominator is the sum of (i) the 16,775,113 shares of Common Stock outstanding on October 12, 2010, and (ii) the aggregate number of shares of Common Stock that may be acquired by such Selling Stockholder within 60 days upon the conversion of convertible securities and the exercise of warrants held by the Selling Stockholder.

(3) Assumes the sale of all shares offered by the Selling Stockholders.

(4) Kenneth Pasternak has the voting and investment power as the managing member of Chestnut Ridge Capital, LLC, the General Partner of Chestnut Ridge Partners, LP.

(5) Includes 28,409 shares of Common Stock which may be issued upon exercise of Class C Warrants and 28,409 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(6) Ezzat Jalladhas the voting and investment power over Silver Rock II Limited.

(7)  Includes 142,857 shares of Common Stock which may be issued upon exercise of Class A Warrants and 142,857 shares of Common Stock which may be issued upon exercise of Class B Warrants.

(8)  Daniel J. McCloryhas the voting and investment power over all of the shares held by The Bosphorous Group, Inc.

(9)  Includes 28,571 shares of Common Stock which may be issued upon exercise of Class A Warrants and 28,571 shares of Common Stock which may be issued upon exercise of Class B Warrants.

(10) Kent McCarthy controls Jayhawk Private Equity, LLC, the general partner of Jayhawk Private Equity GP II, LP, which has the voting and investment power as the general partner of Jayhawk Private Equity Fund II, L.P.

(11)  Includes 114,286 shares of Common Stock which may be issued upon exercise of Class A Warrants and 114,286 shares of Common Stock which may be issued upon exercise of Class B Warrants.

(12) Greg Goldberg has the voting and investment power over Professional Capital Partners, Ltd.

(13)  Includes 1,000,000 shares of Common Stock which may be issued upon exercise of Class E Warrants.

(14)  Includes 4,735 shares of Common Stock which may be issued upon exercise of Class C Warrants and 4,735 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(15)  David Aufrecht has the voting and investment power as President of Directional Managing Co., which is the manger of DNST Properties, LLC.

(16)  Includes 9,470 shares of Common Stock which may be issued upon exercise of Class C Warrants and 9,470 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(17)  Peter Burke, as the settlor and trustee, has the voting and investment power over Burke Family Trust.

(18)  Includes 28,571 shares of Common Stock which may be issued upon exercise of Class A Warrants, 28,571 shares of Common Stock which may be issued upon exercise of Class B Warrants, 9,470 shares of Common Stock which may be issued upon exercise of Class C Warrants and 9,470 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(19)  Zach Easton has the voting and investment power over SEL Private Trust Co. FAO JM Smucker Co. Master Trust.

(20)  Includes 47,349 shares of Common Stock which may be issued upon exercise of Class C Warrants and 47,349 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(21)  Zach Easton has the voting and investment power over Coronado Capital Partners LP.

(22)  Includes 14,205 shares of Common Stock which may be issued upon exercise of Class C Warrants and 14,205 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(23) Scott B. Gann controls Oso Capital, whichhas the voting and investment power over Lazy Bear, LLC.

(24)  Includes 3,788 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,788 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(25)  Scott B. Gann controls Oso Capital, member of Lazy Bear, LLC, which has the voting and investment power over Lazy Bear I, LLC.

(26)  Includes 11,837 shares of Common Stock which may be issued upon exercise of Class C Warrants and 11,837 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(27)  Includes 33,144 shares of Common Stock which may be issued upon exercise of Class C Warrants and 33,144 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(28)  Includes 5,682 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,682 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(29) Kevin Marshhas the voting and investment power over Bear Marsh, LLC.

(30)  Includes 2,367 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,367 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(31)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(32)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(33)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(34)  Bruce R. Schafer has the voting and investment power over all of the shares held by RBC Capital Markets as Custodian for Bruce R. Schafer IRA.

(35)  Includes 2,800 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,800 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(36)  Randall M Toig has the voting and investment power over Randall M Toig Family Posterity Trust.

(37)  Includes 15,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 15,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(38)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(39)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(40)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(41)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(42)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(43)  Includes 4,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 4,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(44)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(45)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(46)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(47)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(48)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(49)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(50)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(51)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(52)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(53)  Includes 4,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 4,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(54)  George C. Eilers Sr has the voting and investment power over George Eilers Living Trust.

(55)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(56)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(57)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(58)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(59)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(60)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(61)  Frank Krawiecki has the voting and investment power over  Frank Krawiecki Profit Sharing Plan.

(62)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(63)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(64)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(65)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(66)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(67)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(68)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(69)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(70)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(71)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(72)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(73)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(74)  John J Hubbard has the voting and investment power over all of the shares held by Atlas Tubular LP.

(75)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(76)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(77)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(78)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(79)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(80)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(81)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(82)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(83)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(84)  Bob Lucas has the voting and investment power over  LJW Partnership.

(85)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(86)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(87)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(88)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(89)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(90)  Includes 3,600 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,600 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(91)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(92)  Includes 24,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 24,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(93)  Includes 10,600 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,600 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(94)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(95)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(96)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(97)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(98)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(99)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(100)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(101)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(102)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(103)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(104)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(105)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.
(106)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(107)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(108) Carl Nelson has the voting and investment power as the President, Chairman and CEO of ISSC Management.

(109)  Includes 1,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(110)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(111)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(112)  Includes 947 shares of Common Stock which may be issued upon exercise of Class C Warrants and 947 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(113)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(114)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(115)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(116)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(117)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(118)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(119)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(120)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(121)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(122)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(123)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(124)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(125)  David Kass has the voting and investment power as the Managing Member of DBK LLC , the General Partner of Richmond Capital LP.

(126)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(127)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(128)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(129)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(130)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(131)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(132)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of Common Stock, with a par value of $0.0001 per share, and 50,000,000 shares of preferred stock, with a par value of $0.0001 per share. As of October 12, 2010, there were 16,775,113 shares of our Common Stock issued and outstanding and no shares of our Preferred Stock outstanding.  Our shares of Common Stock are held by 143 stockholders of record.

Common Stock

Our Common Stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our Common Stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our Common Stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our Common Stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our Common Stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our Common Stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Preferred Stock

Our board of directors is authorized by our Articles of Incorporation to issued the authorized shares of our preferred stock in one or more series. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series;

2.	The dividend rate on the shares of that series, the conditiond snd time upon which such dividends shall be payable, and whether dividends will be cumulative or non-cumulative;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our Articles of Incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of Common Stock. For example, preferred stock issued by us may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

Dividend Policy

We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Common Stock Purchase Warrants

During the period from July 15, 2010 to August 17, 2010 we issued three -year warrants to purchase our Common Stock at various exercise prices as set forth below:

Title of Warrant	Exercise Price	Total Number of Shares of Common Stock Subject to Issuance Upon Exercise
Series A	$2.19	314,286
Series B	$2.63	314,286
Series C	$3.70	497,303
Series D	$4.75	497,303
Series F	$2.64	189,393
Series G	$2.64	50,000

On July 13, 2010 we also issued a five-year Series E Warrant to purchase an aggregate of 1,000,000 shares of Common Stock at $.25 per share.

All of the above warrants contain the following provisions:

Cashless Exercise.  Subject to certain exceptions, the holders may make a cashless exercise if a registration statement covering the resale of the shares of Common Stock issuable upon exercise of the Warrants is not in effect on February 13, 2011.

Maximum Exercise; 9.9% Limitation. The holder is not permitted to exercise the warrant to the extent that on the date of exercise the exercise would result in beneficial ownership by the holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock on such date.

Adjustment for Stock Splits, Stock Dividends, Recapitalizations, Etc. The exercise price of the warrants and the number of shares of common stock issuable on exercise of the warrants will be appropriately adjusted to reflect any stock dividend, stock split, stock distribution, combination of shares, reverse split, reclassification, recapitalization or other similar event affecting the number of outstanding shares.

Adjustment for Reorganization, Consolidation, Merger, Etc. If we merge or consolidate with or into any other person, or are a party to certain other corporate reorganizations, then, in each case, the holder of the warrant (on exercise at any time after the consummation of such transaction) will be entitled to receive, the stock and other securities and property (including cash) which the holder would have been entitled to receive if the holder had exercised the warrant immediately prior to the effectiveness of the transaction.

Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock.

Convertible Securities

We  have not issued and do not have outstanding any securities convertible into shares of our Common Stock or any rights convertible or exchangeable into shares of our Common Stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our Articles of Incorporation and By-laws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Transfer Agent and Registrar

The registrar and transfer agent for the Company’s capital stock is Empire Stock Transfer, Inc., 1859 Whitney Mesa Drive, Henderson, Nevada 89014 and its main telephone number is 702-818-5898.

SHARES ELIGIBLE FOR FUTURE SALE

As of October 12, 2010, there were issued and outstanding (i) 16,775,113  shares of our Common Stock and (ii) warrants to purchase an aggregate of 2,862,571shares of our Common Stock.  We currently have obligation to register for resale by the holders thereof an aggregate of the 2,623,178 shares of our Common Stock issuable upon exercise of warrants.

Shares Covered by this Prospectus

All of the 5,390,423 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The Commission has recently adopted amendments to Rule 144 which became effective on February 15, 2008 and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months is entitled to sell its securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the reporting requirements under the Securities Exchange Act of 1934 (the “Exchange Act”) for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months, but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding, which will equal approximately 167,751 shares immediately after this offering; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general summary of certain material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of the Common Stock purchased by the investor pursuant to this offering. As used in this discussion, “we”, “our” and “us” refers to China Electonics Holdings, Inc. This discussion assumes that an investor will hold each share of our Common Stock issued and purchased pursuant to this offering as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of that investor’s particular circumstances. In addition, this discussion does not address (a) U.S. federal non-income tax laws, such as estate or gift tax laws, (b) state, local or non-U.S. tax consequences, or (c) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, governments or agencies or instrumentalities thereof, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States, or investors that acquire, hold, or dispose of our common stock as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated transaction. Additionally, this discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or of persons who hold our common stock through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our common stock through such entities should consult their own tax advisors.

This discussion is based on current provisions of the Code, its legislative history, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations. As used in this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is a U.S. person, and the term “non-U.S. holder” means a beneficial owner of our common stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. person.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATY.

U.S. Holders

Taxation of Distributions

A U.S. holder will be required to include in gross income as ordinary income the amount of any dividend paid on the shares of our Common Stock. A distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Any dividends we pay to a U.S. holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.

If PRC taxes apply to any dividends paid to a U.S. holder on our common stock, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

In general, a U.S. holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock so disposed of. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our common stock by a U.S. holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Non-U.S. Holders

Taxation of Distributions

In general, any distribution we make to a non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an “80/20 company” for U.S. federal income tax purposes, as described below, any dividend paid to a non-U.S. holder with respect to shares of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder’s adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

There is a possibility that we may qualify as an “80/20 company” for U.S. federal income tax purposes. In general, a U.S. corporation is an 80/20 company if at least 80 percent of its gross income earned directly or from subsidiaries during an applicable testing period is “active foreign business income.” The 80 percent test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. You should consult with your own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of common stock, unless:

•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly, more than 5 percent of the common stock disposed of, at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30 percent U.S. federal income tax (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a non-U.S. holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. holder’s or a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

MATERIAL PRC INCOME TAX CONSIDERATIONS

The following discussion summarizes the material PRC income tax considerations relating to the ownership of our Common Stock following the consummation of this offering.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules. Our management is substantially based in the PRC and expected to be based in the PRC in the future, although two of our executive officers and one of our directors are not PRC nationals. It remains uncertain whether the PRC tax authorities would determine that we are a “resident enterprise” or a “non-resident enterprise.”

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a non-PRC company such as us. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we could be subject to the enterprise income tax at a rate of 25% on our global taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear whether the dividends we receive would constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us. However, since it is not anticipated that we would receive dividends or generate other income in the near future, we are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future. We will consult with the PRC tax authorities and make any necessary tax payment if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a resident enterprise under the EIT Law, and if we were to have income in the future.

Dividends From PRC Operating Companies

If we are not treated as resident enterprises under the EIT Law, then dividends that we receive may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside the PRC, and (ii) the income in connection with their establishment or premises of business is sourced from the PRC or the income is earned outside the PRC but has actual connection with their establishments or places of business inside the PRC, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, on a case-by-case basis. We are a holding company and substantially all of our income may be derived from dividends. Thus, if we are considered as a “non-resident enterprise” under the EIT Law and the dividends paid to us are considered income sourced within the PRC, such dividends received may be subject to the income tax described in the foregoing paragraph.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us. As indicated above, however, we are not expected to be paid any dividends in the near future. We will consult with the PRC tax authorities and make any necessary tax withholding if, in the future, we were to be paid any dividends and we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident investors are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain on the sale or transfer of our common stock, may be subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of common stock by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our Common Stock, or gain non-resident investors may realize from sale or the transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, we also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common stock may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of the offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

If we were to pay any dividends in the future, we would again consult with the PRC tax authorities and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of our common stock and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the gain from the sale or transfer of our common stock. As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in us may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of this offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by non-resident investors from the sale or transfer of our common stock is subject to any income tax in the PRC, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or their legal representative from leaving the PRC.

PLAN OF DISTRIBUTION

The Selling Stockholders identified in this prospectus may offer and sell up to an aggregate of 5,390,424 shares of our Common Stock. The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

• on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
• in the over-the-counter market;
• in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
• through the writing of options, whether such options are listed on an options exchange or otherwise;
• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• short sales;
• sales pursuant to Rule 144;
• broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share; and
• a combination of any such methods of sale.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement of which this prospectus is a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We have agreed to pay all expenses of the registration of the shares of common stock including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register the shares, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Guzov Ofsink, LLC, New York, New York.

EXPERTS

The financial statements appearing in this prospectus and registration statement have been audited by Kabani & Company, Inc. and GBH CPAs, PC, independent registered public accounting firms, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

 We changed our independent registered public accounting firm effective September 29, 2010 from GBH CPAs, PC (“GBH”) to Kabani & Company, Inc. (“Kabani”). Information regarding the change in the independent registered public accounting firm was disclosed in our Current Report on Form 8-K filed with the Commission on October 4, 2010.  There were no disagreements with GBH, or any reportable events requiring disclosure under Item 304(b) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 (File No. 333-________) under the Securities Act, as amended, with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

The registration statement and any other material we may file with the Commission may be read and copied at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (HTTP://WWW.SEC.GOV) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission such as us.

We file periodic reports (Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) with the Commission. We are not required to file proxy statements or information statements with the Commission or to deliver an annual report to security holders and we do not undertake to voluntarily send annual reports to our security holders.

 You may read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above. These Commission filings are also available to the public from commercial document retrieval services.

INDEX TO FINANCIAL STATEMENTS

Page
1.	Unaudited Financial Statements of Buyonate, Inc for the six months ended June 30, 2010 and 2009

	i	Unaudited Balance Sheets as of June 30, 2010 and December 31, 2009	F-3

	ii	Unaudited Statements of Operations for the three and six months ended June 30, 2010 and 2009	F-4

	iii.	Unaudited Statements of Stockholders’ Equity for the six months ended June 30, 2010 and the year ended December 31, 2009	F-5

	iv.	Unaudited Statements of Cash Flows for the six months ended June 30, 2010 and 2009	F-6

	v	Notes to unaudited Financial Statements	F-7

2.	Audited Financial Statements of Buyonate, Inc for the Years ended December 31, 2009 and 2008

	i.	Report of Independent Registered Public Accounting Firm	F-10

	ii.	Balance Sheets as of December 31, 2009 and 2008	F-11

	iii.	Statements of Operations for the Years Ended December 31, 2009 and 2008	F-12

	iv.	Statements of Stockholders’ Equity for the Years Ended December 31, 2009 and 2008	F-13

	v.	Statements of Cash Flows for the Years Ended December 31, 2009 and 2008	F-14

	vi.	Notes to Financial Statements	F-15

3.	Unaudited Consolidated Financial Statements of CHINA ELECTRONIC HOLDINGS, INC AND SUBSIDIARY for the six months ended June 30, 2010 and 2009

	i	Unaudited Consolidated Balance Sheets as of June 30, 2010 and December 31, 2009	F-22

	ii	Unaudited Consolidated Statements of Income for the three and six months ended June 30, 2010 and 2009	F-23

	iii.	Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and 2009	F-24

	iv.	Notes to unaudited consolidated Financial Statements	F-25

4.	Audited Financial Statements of Lu’an Guoying Electronics Sales Co., Ltd for the Years ended December 31, 2009 and 2008

	i.	Report of Independent Registered Public Accounting Firm	F-37

	ii.	Balance Sheets as of December 31, 2009 and 2008	F-38

	iii.	Statements of Income for the Years Ended December 31, 2009 and 2008	F-39

	iv.	Statements of Cash Flows for the Years Ended December 31, 2009 and 2008	F-40

	v.	Statements of Changes in Equity for the Years Ended December 31, 2009, 2008 and 2007	F-41

	vi.	Notes to Financial Statements	F-42

5.	Unaudited Consolidated Financial Statements of CHINA ELECTRONIC HOLDINGS, INC AND SUBSIDIARY for the three months ended March 31, 2010 and 2009

	i	Unaudited Consolidated Balance Sheets as of March 31, 2010 and December 31, 2009	F-50

	ii	Unaudited Consolidated Statements of Income for the three months ended March 31, 2010 and 2009	F-51

	iii.	Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2010 and 2009	F-52

	iv.	Unaudited Consolidated Statements of Stockholders’ Equity for the three months ended March 31, 2010 and the twelve months ended December 31, 2009 and 2008	F-53

	v	Notes to unaudited consolidated Financial Statements	F-54

PART I - FINANCIAL INFORMATION

Item 1.   Financial Statements

BUYONATE, INC.
Balance Sheets

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Unaudited)
ASSETS

CURRENT ASSETS

Cash	$-	$-
Current assets of discontinued operations	183	5,591

Total Current Assets	183	5,591

TOTAL ASSETS	$183	$5,591

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable	$-	$-
Accounts payable - related party	-	-
Currnet liabilities of discontiued operations	7,900	12,185

Total Current Liabilities	7,900	12,185

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, 50,00,000 shares authorized at par value
of $0.0001, no shares issued and outstanding	-	-
Common stock, 100,000,000 shares authorized at par value
of $0.0001, 4,810,000 shares issued and outstanding	481	481
Additional paid-in capital	51,914	40,419
Accumulated deficit	(60,112)	(47,494)

Total Stockholders' Equity (Deficit)	(7,717)	(6,594)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$183	$5,591

The accompanying notes are an integral part of these financial statements.

BUYONATE, INC.
Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010		2009

REVENUES	$-	$-	$		$-

OPERATING EXPENSES

General and administrative	-	-		-	-
Professional fees	-	-		-	-

Total Operating Expenses	-	-		-	-

LOSS FROM OPERATIONS	-	-		-	-

OTHER INCOME (EXPENSES)

Gain on extinguishment of debt	-	-		-

Total Other Income (Expenses)	-	-		-	-

LOSS BEFORE INCOME TAXES	-	-		-	-
INCOME TAX EXPENSE	-	-

NET LOSS FROM CONTINUING OPERATIONS	-	-		-	-

LOSS FROM DISCONTINUED OPERATIONS	(9,495)	(685)		(12,618)	(3,455)

NET LOSS	(9,495)	(685)		(12,618)	(3,455)

BASIC AND DILUTED LOSS PER SHARE	$0.00	$0.00		0.00	$0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	4,810,000	4,810,000		4,810,000	4,810,000

The accompanying notes are an integral part of these financial statements

BUYONATE, INC.
Statements of Stockholders' Equity (Deficit)
(Unaudited)

					Total
			Additional		Stockholders'
	Common Stock		Paid-In	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficit)

Balance, December 31, 2008	4,810,000	$481	$40,419	$(40,887)	$13

Net loss for the year ended December 31, 2009	-	-	-	(6,607)	(6,607)

Balance, December 21, 2009	4,810,000	481	40,419	(47,494)	(6,594)

Contributed capital	-	-	11,495	-	11,495

Net loss for the six months ended June 30, 2010	-	-	-	(12,618)	(12,618)

Balance, June 30, 2010	4,810,000	$481	$51,914	$(60,112)	$(7,717)

The accompanying notes are an integral part of these financial statements.

BUYONATE, INC.
Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	June 30,
	2010	2009
OPERATING ACTIVITIES

Net loss	$(12,618)	$(3,455)
Adjustments to Reconcile Net Loss to Net
Cash Used in Operating Activities:
Gain on extinguishment of debt	-	-
Changes in Operating Assets and Liabilities:
Accounts payable	-	-

Net Cash Used in Continuing Operating Activities	(12,618)	(3,455)
Net Cash Used in Discontinued Operating Activities	3,210	1,250
Net Cash Used in Operating Activities	(9,408)	(2,205)

INVESTING ACTIVITIES	-	-

FINANCING ACTIVITIES

Increase in related party payable	-	-

Net Cash Provided by Continuing Financing Activities	-	-
Net Cash Provided by Discontinued Financing Activities	4,000	3,250
Net Cash Provided by Financing Activities	4,000	3,250

NET INCREASE (DECREASE) IN CASH	(5,408)	1,045
CASH AT BEGINNING OF PERIOD	5,591	13

CASH AT END OF PERIOD	$183	$1,058

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$-	$-
Income Taxes	$-	$-

NON CASH INVESTING AND FINANCING ACTIVITIES
Contributed capital	$11,495	$-

The accompanying notes are an integral part of these financial statements.

BUYONATE, INC.
Notes to Financial Statements
For the six months ended June 30, 2010
(Unaudited)

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at June 30, 2010, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2009 audited financial statements.  The results of operations for the periods ended June 30, 2010 and 2009 are not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern.  However, the Company has an accumulated deficit of $60,112 as of June 30, 2010. Also, the Company currently has limited  liquidity  and  has not  completed  its  efforts  to  establish a stabilized  source of revenues  sufficient to cover operating costs over an extended period of time which together raises  substantial  doubt regarding its ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements
Management has considered all recent accounting pronouncements issued since the last audit of the Company’s financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

BUYONATE, INC.
Notes to Financial Statements
For the six months ended June 30, 2010
(Unaudited)

NOTE 4 - RELATED PARTY TRANSACTIONS

The Company has received an aggregate of $7,250 ($4,000 and $3,250 during the six months ended June 30, 2010 and 2009, respectively) from related parties to fund ongoing operations.  The related party advances are non interest bearing, unsecured and due upon demand.

NOTE 5 – GAIN ON EXTINGUISHMENT OF DEBT

During the six months ended June 30, 2010, management wrote-off $2,250 of trade payables from a vendor, resulting in a gain of $2,250. No consideration was provided to extinguish the liabilities and the gain recognized was for the difference between the recorded amount of the liability and the fair value of the consideration provided to the vendor.  As a result, the gain was recognized as a gain on extinguishment of debt included with the Company’s loss from discontinued operations in the accompanying Statement of Operations for the six months ended June 30, 2010.

NOTE 6 – DISCONTINUED OPERATIONS

Effective July 15, 2010, the Company’s board of directors determined to discontinue its interactive digital software for children. The Company has entered into a share exchange agreement that will be accounted for as a reverse merger, as further described in Note 7.  As such, the Company will continue only as the legal entity and the acquired subsidiary will continue as the accounting entity.  A summary of the discontinued operations is as follows for the three and six months ended June 30, 2010 and 2009, respectively:

	Three months ended June 30,
	2010	2009
Discontinued operations:
Revenues	$-	$-
Operating expenses	(11,748)	(685)
Gain on extinguishment of debt	2,250	-
Total	$(9,495)	$(685)

	Six months ended June 30,
	2010	2009
Discontinued operations:
Revenues	$-	$1,459
Operating expenses	(14,868)	(4,914)
Gain on extinguishment of debt	2,250	-
Total	$(12,618)	$(3,455)

BUYONATE, INC.
Notes to Financial Statements
For the six months ended June 30, 2010
(Unaudited)

NOTE 7 – SUBSEQUENT EVENTS

On July 15, 2010, the Company entered into a share exchange agreement with China Electronic Holdings, Inc. and certain stockholders and warrant holders of China Electronic Holdings, Inc. (“CEH”).  Pursuant to the share exchange agreement, ten CEH Stockholders transferred 100% of the outstanding shares of common stock and preferred stock and 100% of the warrants to purchase common stock of CEH held by them, in exchange for an aggregate of 13,785,902 newly issued shares of the Company’s common stock and warrants to purchase an aggregate of 1,628,570 shares of the Company’s common stock. The shares of the Company common stock acquired by the CEH Stockholders in such transactions constitute approximately 86% of the Company’s issued and outstanding common stock giving effect to the share and warrant exchange and the sale of the Company’s common stock pursuant to a subscription agreement, but not including any outstanding purchase warrants to purchase shares of the Company’s common stock, including the warrants issued pursuant to the Subscription Agreement. In connection with the closing of the Share Exchange Agreement, CEH purchased from the former principal stockholder of the Company an aggregate of 4 million shares of the Company’s common stock and then agreed to the cancellation of such shares.

Subsequent to the share exchange agreement, the Company has discontinued all operations previously associated with Buyonate, Inc.  As such, the financial statements presented herein have been retroactively restated to reflect the discontinuance of operations.

On July 15, 2010, the Company consummated transactions under a subscription agreement, dated as of July 9, 2010 with 27 investors pursuant to which the investors agreed to and purchased for an aggregate of $3,278,397   an aggregate of (a) 1,241,817 shares of the Company’s common stock, (b) Series C Warrants to purchase an aggregate of 310,454 shares of the Company’s  common stock for $3.70 per share and (c) Series D Warrants to purchase an aggregate of 310,454 shares of the Company’s common stock for $4.75 per share.

On July 26, 2010, the Company entered into and consummated a subscription agreement with 68 accredited investors pursuant to which the investors agreed to and did purchase for an aggregate gross purchase price of $1,401,855 an aggregate of (a) 531,005 shares of the Company’s common stock, (b) three year warrants Series C Warrants to purchase an aggregate of 132,751 shares of the Company’s common stock for $3.70 per share and (c) Series D Warrants to purchase an aggregate of 132,751 shares of the Company’s common stock for $4.75 per share. The Subscription Agreement was on the same terms as the subscription agreement the Company entered into on July 9, 2010.

On August 17, 2010, the Company entered into and consummated a subscription agreement  with 11 accredited investors pursuant to which the investors agreed to and did purchase for an aggregate gross purchase price of $571,296 an aggregate of (a) 216,400 shares of the Company’s common stock, (b) Series C Warrants to purchase an aggregate of 54,100 shares of the Company’s common stock for $3.70 per share and (c) Series D Warrants to purchase an aggregate of 54,100 shares of the Company’s common stock for $4.75 per share. The Subscription Agreement was on the same terms as the subscription agreement the Company entered into on July 9, 2010.

In accordance with ASC 855, Company management reviewed all material events through the date of this report and there are no additional material subsequent events to report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Buyonate, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheets of Buyonate, Inc. (the "Company") as of December 31, 2009 and 2008, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Buyonate, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has accumulated deficit of $47,494 as of December 31, 2009, limited liquidity, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs for the next twelve month period, which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
March 22, 2010

BUYONATE, INC.
Balance Sheets

	December 31,	December 31,
	2009	2008
ASSETS

CURRENT ASSETS
Cash	$5,591	$13

Total Current Assets	5,591	13

TOTAL ASSETS	$5,591	$13

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$8,935	$—
Advances from related party	3,250	—

Total Current Liabilities	12,185	—

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, 50,00,000 shares authorized at par value
of $0.0001, no shares issued and outstanding	—	—
Common stock, 100,000,000 shares authorized at par value
of $0.0001, 4,810,000 shares issued and outstanding	481	481
Additional paid-in capital	40,419	40,419
Accumulated deficit	(47,494)	(40,887)

Total Stockholders' Equity (Deficit)	(6,594)	13

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$5,591	$13

The accompanying notes are an integral part of these financial statements.

BUYONATE, INC.
Statements of Operations

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2009	2008

REVENUES	$8,955	$—

OPERATING EXPENSES
General and administrative	7,212	24,608
Professional fees	8,350	16,279

Total Operating Expenses	15,562	40,887

LOSS FROM OPERATIONS	(6,607)	(40,887)

INCOME TAX EXPENSE	—	—

NET LOSS	$(6,607)	$(40,887)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING, BASIC AND DILUTED	4,810,000	4,810,000

The accompanying notes are an integral part of these financial statements

BUYONATE, INC.
Statements of Stockholders' Equity (Deficit)
For the Years Ended December 31, 2009 and 2008

					Deficit
					Accumulated	Total
			Additional	Stock	During the	Stockholders'
	Common Stock		Paid-In	Subscription	Development	Equity
	Shares	Amount	Capital	Receivable	Stage	(Deficit)
Balance, December 31, 2007	4,810,000	$481	$40,419	$(23,900)	$—	$17,000

Stock subscriptions received	—	—	—	23,900	—	23,900

Net loss for the year
ended December 31, 2008	—	—	—	—	(40,887)	(40,887)

Balance, December 31, 2008	4,810,000	481	40,419	—	(40,887)	13

Net loss for the year
ended December 31, 2009	—	—	—	—	(6,607)	(6,607)

Balance, December 21, 2009	4,810,000	$481	$40,419	$—	$(47,494)	$(6,594)

The accompanying notes are an integral part of these financial statements.

BUYONATE, INC.
Statements of Cash Flows

	For the Year Ended
	December 31,
	2009	2008
OPERATING ACTIVITIES
Net loss	$(6,607)	$(40,887)
Adjustments to Reconcile Net Loss
Cash Used by Operating Activities:
Increase in accounts payable	8,935	—

Net Cash (Used in) Provided by Operating Activities	2,328	(40,887)

INVESTING ACTIVITIES	—	—
FINANCING ACTIVITIES
Increase in related party advances	3,250	—
Common stock issued for cash	—	23,900

Net Cash Provided by Financing Activities	3,250	23,900

NET INCREASE (DECREASE) IN CASH	5,578	(16,987)

CASH AT BEGINNING OF PERIOD	13	17,000

CASH AT END OF PERIOD	$5,591	$13

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$—	$—

Income Taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

BUYONATE, INC.
Notes to Financial Statements
December 31, 2009 and 2008

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

Buyonate, Inc., (the "Company"), was incorporated in the State of Nevada on July 9, 2007 to engage in developing user-friendly/child friendly interactive digital software for children between the ages of 5 to 12 years old. Our target market is primarily elementary aged children who wish to capture their school, family and friends memories in a fun and interesting way and to be able to save those memories to watch and play for years to come. The Company was in the development stage through December 31, 2008. The year 2009 is the first year during which the Company is considered an operating company and is no longer in the development stage.

Accounting Basis

The basis is accounting principles generally accepted in the United States of America. The Company has adopted a December 31 fiscal year end.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Earnings per Common Share

Basic earnings per share is calculated by dividing the Company's net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing the Company's net loss by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted average number of shares adjusted for any potentially dilutive debt or equity instruments. There were no such common stock equivalents outstanding as of December 31, 2009 and 2008.

	For the	For the
	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008
Loss (numerator)	$(6,607)	$(40,887)
Shares (denominator)	4,810,000	4,810,000
Per share amount	$(0.00)	$(0.01)

Advertising Costs

The Company's policy regarding advertising is to expense advertising costs when incurred. The Company did not incur any advertising expense during the years ended December 31, 2009 and 2008.

BUYONATE, INC.
Notes to Financial Statements
December 31, 2009 and 2008

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Income Taxes

The Company uses an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company reduces deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to the net loss before provision for income taxes for the following reasons:

	For the	For the
	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008
Income tax benefit at statutory rate	$2,577	$15,946
Change in valuation allowance	(2,577)	(15,946)
Income tax benefit per books	$—	$—

Net deferred tax assets consist of the following components as of:

	December 31,	December 31,
	2009	2008
NOL Carryover	$18,523	$15,946
Valuation allowance	(18,523)	(15,946)
Net deferred tax asset	$—	$—

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of approximately $47,000 for federal income tax reporting purposes may be subject to annual limitations. The net operating loss carry forwards began expiring in the year ending December 31, 2028. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

BUYONATE, INC.
Notes to Financial Statements
December 31, 2009 and 2008

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In May 2009, the FASB issued FAS 165 (ASC 855-10), "Subsequent Events". This pronouncement establishes standards for accounting for and disclosing subsequent events (events which occur after the balance sheet date but before financial statements are issued or are available to be issued). FAS

165 (ASC 855-10) requires an entity to disclose the date subsequent events were evaluated and whether that evaluation took place on the date financial statements were issued or were available to be issued. The Company adopted FAS 165 (ASC 855-10) during the second quarter of 2009. The Company has evaluated subsequent events and any related required disclosures through the date of the issuance of these financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles ("SFAS 168" or ASC 105-10). SFAS 168 (ASC 105-10) establishes the Codification as the sole source of authoritative accounting principles recognized by the FASB to be applied by all nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS 168 (ASC 105-10) was prospectively effective for financial statements issued for fiscal years ending on or after September 15, 2009, and interim periods within those fiscal years. The adoption of SFAS 168 (ASC 105-10) on July 1, 2009 did not impact the Company's results of operations or financial condition. The Codification did not change GAAP; however, it did change the way GAAP is organized and presented. As a result, these changes impact how companies reference GAAP in their financial statements and in their significant accounting policies. The Company implemented the Codification in this Report by providing references to the Codification topics alongside references to the corresponding standards.

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. This update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-14 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit and deliverables will be separated in more circumstances than under existing US GAAP. This amendment has eliminated that residual method of allocation. This update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

With the exception of the pronouncements noted above, no other accounting standards or interpretations issued or recently adopted are expected to a have, or did have, a material impact on the Company's financial position, operations or cash flows.

BUYONATE, INC.
Notes to Financial Statements
December 31, 2009 and 2008

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

We evaluate the recognition of revenue based on the criteria set forth in ASC Topic 985, SOFTWARE REVENUE RECOGNITION, and recognize revenue when all four of the following criteria are met:

* EVIDENCE OF AN ARRANGEMENT. Evidence of an agreement with the customer that reflects the terms and conditions to deliver products that must be present in order to recognize revenue.

* DELIVERY. Delivery is considered to occur when a product is shipped and the risk of loss and rewards of ownership have been transferred to the customer. For web-based services, delivery is considered to occur as the service is provided. For digital downloads that do not have an online service component, delivery is considered to occur generally when the download is made available.

* FIXED OR DETERMINABLE FEE. If a portion of the arrangement fee is not fixed or determinable, we recognize revenue as the amount becomes fixed or determinable.

* COLLECTION IS DEEMED PROBABLE. Collection is deemed probable if we expect the customer to be able to pay amounts under the arrangement as those amounts become due. If we determine that collection is not probable, we recognize revenue when collection becomes probable (generally upon cash collection).

Determining whether and when some of these criteria have been satisfied often involves assumptions and management judgments that can have a significant impact on the timing and amount of revenue we report in each period. For example, for multiple element arrangements, we must make assumptions and judgments in order to (1) determine whether and when each element has been delivered, (2) determine whether undelivered products or services are essential to the functionality of the delivered products and services, (3) determine whether vendor- specific objective evidence of fair value ("VSOE") exists for each undelivered element, and (4) allocate the total price among the various elements we must deliver. Changes to any of these assumptions or management judgments, or changes to the elements in a software arrangement, could cause a material increase or decrease in the amount of revenue that we report in a particular period. Sales transactions may consist of multiple element arrangements which typically would include technical support and other service fees. These multiple element arrangements must be analyzed to determine the relative fair value of each element, the amount of revenue to be recognized upon delivery, if any, and the period and conditions under which deferred revenue should be recognized.

The Company entered into a reseller agreement with Yearbook Alive Software Company, its primary vendor, effective July 31, 2008. Under the agreement, the Company is reselling the vendor's products and programs through offline and online markets to individuals, schools, school districts, county school districts, and state school agencies. Under the terms of the agreement, the Company has the right to market, promote, and resell the software products developed by YearBook Alive, and may set the price of the products for resale. The Company has the right to sell the software without paying a royalty until July 31, 2010. After July 31, 2010, the Company may choose to continue selling the software by paying an annual royalty advance of $100,000.

BUYONATE, INC.
Notes to Financial Statements
December 31, 2009 and 2008

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

GROSS VERSUS NET REVENUE CLASSIFICATION

In the normal course of business, the Company acts as a principal with respect to sales to third parties. The Company distributes software on behalf of a third-party software developer. As required by FASB ASC Subtopic 605-45, PRINCIPAL AGENT CONSIDERATIONS, such transactions are recorded on a "gross" or "net" basis depending on whether the Company is acting as the "principal" in the transaction or acting as an "agent" in the transaction. The Company serves as the principal in transactions in which it has substantial risks and rewards of ownership and, accordingly, revenues are recorded on a gross basis. For those transactions in which the Company does not have substantial risks and rewards of ownership, the Company is considered an agent and, accordingly, revenues are recorded on a net basis. To the extent revenues are recorded on a gross basis, any participations and royalties paid to third parties are recorded as expenses so that the net amount (gross revenues less expenses) flows through operating income. To the extent revenues are recorded on a net basis, revenues are reported based on the amounts received, less participations and royalties paid to third parties. In both cases, the impact on operating income is the same whether the Company records the revenues on a gross or net basis. Based on an evaluation of the individual terms of its contract and whether the Company is acting as principal or agent, the Company will record any revenues from the distribution of software on behalf of the third-party software developer on a gross basis.

2. EQUITY TRANSACTIONS

During December 2007, the Company closed a private placement for 810,000 common shares at a price of $0.05 per share, or an aggregate of $40,500. The Company received $16,600 of the proceeds in 2007 and $23,900 in 2008.

3. GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern. However, the Company has an accumulated deficit of $47,494 as of December 31, 2009. Also, the Company currently has limited liquidity and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time which together raises substantial doubt regarding its ability to continue as a going concern.

Management's plans anticipate that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management's efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

BUYONATE, INC.
Notes to Financial Statements
December 31, 2009 and 2008

4. RELATED PARTY TRANSACTIONS

The Company received $3,250 during 2009 from related parties to fund ongoing operations. The related party advance is non interest bearing, unsecured and due upon demand.

5. SUBSEQUENT EVENT

In accordance with SFAS 165 (ASC 855-10), the Company's management reviewed all material events through the date of issuance of the financial statements and there were no material subsequent events to report, except as follows:

On February 6, 2010 the Company entered into a stock purchase agreement wherein the majority shareholders of the Company, Mr. Husni Hassadiyeh and Ms. Inbar Kuta have agreed to sell 4,000,000 shares of the Company's stock for a total of $355,000.

INDEX TO FINANCIAL STATEMENTS

Unaudited Consolidated Balance Sheets as of June 30, 2010 and December 31, 2009	F-22

Unaudited Consolidated Statements of Income for the three and six months ended June 30, 2010 and 2009	F-23

Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and 2009	F-24

Notes to unaudited consolidated Financial Statements	F-25

CHINA ELECTRONIC HOLDINGS, INC AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2010 AND DECEMBER 31, 2009
(UNAUDITED)

	JUNE 30,	DECEMBER 31,
	2010	2009
Assets
Current assets :
Cash and cash equivalents	$155,529	$64,736
Trade accounts receivable, net	22,289,993	6,295,375
Advance to Suppliers	2,972,207	-
Inventories, net	3,473,699	992,090
Total current assets	28,891,429	7,352,201

Property and equipment, net	9,798	11,733

Other receivables - Long term	2,091,660	12,831,849

Total assets	$30,992,886	$20,195,783

Liabilities and Stockholders' Equity
Current liabilities :
Trade accounts payable	$1,232,892	$-
Customer deposit	1,338,545	1,333,091
Accrued expenses	111,872	1,925,722
Dividend payable	-	10,915,576
Total current liabilities	2,683,309	14,174,389

Stockholders' equity
Preferred stock, $0.0001 par value; 500,000 shares authorized; 343,750 and 0 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	34	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 14,052,636 and 13,213,268 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	1,406	1,322
Additional paid in capital	272,303	135,778
Retained earnings	25,331,332	4,216,433
Statutary reserve	1,913,385	978,777
Accumulated other comprehensive income	791,117	689,084
Total stockholders' equity	28,309,577	6,021,394

Total liabilities and stockholders' equity	$30,992,886	$20,195,783

The accompanying notes are an integral part of these unaudited consolidated financial statements

CHINA ELECTRONIC HOLDINGS, INC AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS AND COMPREHENSIVE INCOME STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2010	2009	2010	2009

Net revenue from exclusive franchise stores	$5,563,137	$3,653,870	$31,352,521	$5,901,495
Net revenue from non-exclusive franchise stores	19,454,579	673,093	20,154,553	3,807,904
Net revenue from company owned stores	4,169,455	55,135	4,278,231	1,856,288
Net Revenue	29,187,171	4,382,098	55,785,305	11,565,688

Cost of goods sold from exclusive franchise stores	3,867,665	2,923,096	25,082,017	4,786,246
Cost of goods sold from non-exclusive franchise stores	15,846,469	534,251	16,406,448	3,084,402
Cost of goods sold from company owned stores	4,023,123	227,033	4,110,143	1,913,937
Cost of goods sold	23,737,257	3,684,380	45,598,608	9,784,586

Gross profit	5,449,915	697,718	10,186,697	1,781,102

Operating expenses:
Selling expense	354,166	12,762	793,606	25,075
General and administrative expenses	29,564	16,340	44,672	31,413
Total Operating Expenses	383,730	29,102	838,278	56,489

Net operating income	5,066,184	668,616	9,348,419	1,724,613

Other income (expense):
Financial income (expense)	797	(178)	(1,176)	576
Total other income (expense)	797	(178)	(1,176)	576

Net income before income taxes	5,066,981	668,438	9,347,243	1,725,189

Income taxes	454	615	952	1,323

Net income	5,066,528	668,438	9,346,292	1,723,866

Foreign currency translation adjustment	100,573	(649,704)	102,033	33,402

Comprehensive income	$5,167,101	$18,734	$9,448,324	$1,757,269

Earnings per share - basic	$0.36	$0.05	$0.67	$0.13

Earnings per share - diluted	$0.34	$0.05	$0.63	$0.13

Basic weighted average shares outstanding	14,052,636	13,213,268	14,035,369	13,213,268

Diluted weighted average shares outstanding	14,824,958	13,213,268	14,807,691	13,213,268

The accompanying notes are an integral part of these unaudited consolidated financial statements

CHINA ELECTRONIC HOLDINGS, INC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Unaudited)

	JUNE 30,
	2010	2009
Net income	$9,346,292	$1,723,866
Adjustments to reconcile net income to net cash used in operations:
Depreciation	6,442	5,193
Changes in operating liabilities and assets:
Trade accounts receivable	(16,296,127)	(12,644,594)
Prepayments	(2,959,899)	-
Inventories	(2,467,292)	16,554
Other receivables	10,747,976	9,233,910
Trade accounts payable	1,621,175	1,649,169
Other payables	(1,818,688)
Customer deposit	-	(74,575)
Accrued expenses	1,792,147	4,414
Net cash used in operating activities	(27,973)	(86,062)

Cash flows from investing activities:
Property, plant, and equipment additions	(4,467)	-
cash received in reverse acquisition	136,643	-
Net cash provided by investing activities	132,176	-

Cash flows from financing activities
Borrowoing of loan	-	74,575
Net cash used in financing activities	-	74,575

Effect of rate changes on cash	(13,410)	(40)

Increase (decrease) in cash and cash equivalents	90,793	(11,527)
Cash and cash equivalents, beginning of period	64,736	33,600
Cash and cash equivalents, end of period	$155,529	$22,073

Supplemental disclosures of cash flow information:
Interest paid in cash	$2,340	$586
Income taxes paid in cash	$952	$1,323

The accompanying notes are an integral part of these unaudited consolidated financial statements

CHINA ELECTRONIC HOLDINGS, INC AND SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

1.	Nature of Operations

China Electronic Holdings, Inc (the “Company”, “China Electronic”, “CEH”, “We”, “Our”, “Us”) was organized on February 8, 2008, as a Delaware corporation. Prior to February 10, 2010, the Company was a development stage company attempting to manufacture and sell carbon and graphite electrodes and planning to manufacture and sell electronic products in the Peoples’ Republic of China (PRC) through its own stores and through franchise stores.

Lu’an Guoying Electronic Sales Co., Ltd., a PRC corporation, ( “Guoying”) was established on January 4, 2002 with share capital of RMB 1,000,000 (approximately $137,100). Guoying sells electronic products in the PRC through its own stores and through franchise stores.

On December 26, 2008, the shareholders of Guoying (accounting acquirer) entered into a share transfer agreement with China Electronic Holdings Inc. (legal acquirer) to transfer 40% of their shares of Guoying Electronic Group Co, Ltd. to China Electronic Holdings Inc. for a consideration of RMB400, 000 (approximately $60,000). The shareholders of Guoying also entered into another share transfer agreement with CEH in December 2009 to transfer the rest of their shares (60%) to CEH for a consideration of RMB600, 000. The amount of RMB400, 000 was paid in February 2010 by CEH. Simultaneously, CEH and Guoying also entered into an agreement to issue 13,213,268 shares to CEO of  China Electronic. As of February 10, 2010, a call option agreement was entered between the CEO of the Company and Guoying original shareholders. The CEO agreed to give Guoying original shareholders  the option to purchase the 13,213,268 shares. Effective February 10, Guoying merged into China Electronic with Guoying being the surviving entity. On February 10, 2010 the Company issued 13,213,268 shares of Common Stock pursuant to the acquisition agreement effective February 10, 2010.  As a part of the acquisition, CEH cancelled 2,272,399 shares of its issued and outstanding stock owned by its shareholder.

The exchange of shares with CEH has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of Guoying obtained control of CEH. The CEO and the original shareholders entered into voting trust agreements on February 10, 2010, whereby the CEO has given all her voting rights to the original owners of Guoying. Accordingly, the acquisition of the two companies has been recorded as a recapitalization of the Company, with Guoying being treated as the continuing entity. The historical financial statements presented are those of Guoying.

As a result of the acquisition transaction described above the historical financial statements presented are those of Guoying, the operating entity.

When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Guoying on a consolidated basis unless the context suggests otherwise.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. All significant inter-company transactions and accounts have been eliminated in the consolidation.  The functional currency is the Chinese Renminbi ( “RMB”); however the accompanying financial statements have been translated and presented in United States Dollars (“USD”).

The consolidated condensed interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these consolidated condensed financial statements be read in conjunction with information included in the 2009 annual report filed on Form 8K. The results of the six month period ended June 30, 2010 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2010.

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the outstanding shares of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

Principles of Consolidation

The consolidated financial statements include the financial statements of China Electronic, and its wholly owned subsidiary Guoying. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

Trade Accounts Receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An allowance for doubtful accounts is established and determined based on management’s regular assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. These factors continuously change, and can have an impact on collections and the Company’s estimation process. These impacts may be material. Management reviews and maintains an allowance for doubtful accounts that reflects the management’s best estimate of potentially uncollectible trade receivables. Certain accounts receivable amounts are charged off against allowances after a designated period of collection efforts. Subsequent cash recoveries are recognized as income in the period when they occur. Allowance for doubtful debts amounted for accounts receivable to $0 and $0 as of June 30, 2010 and December 31, 2009, respectively.

Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. Inventories consist of the following:

	June 30, 2010	December 31, 2009
Electronic products	$3,473,699	$992,090

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to manufacturing is reported in cost of revenues. Depreciation not related to manufacturing is reported in selling, general and administrative expenses. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Furniture and office equipment	5 years
Motor vehicles	10 years

Impairment of Long-Lived and Intangible Assets

Long-lived assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in FASB Codification (ASC) 360. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2010, the Company expects these assets to be fully recoverable. No impairment of assets was recorded in the periods reported.

Revenue Recognition - Direct sales and Wholesale Activities

The Company receives revenue from sales of electronic products. The Company's revenue recognition policies are in compliance with ASC 605 (previously Staff Accounting Bulletin 104). Sales revenue is recognized at the date of shipment to customers, when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Our sales are usually covered by the manufacturers’ return and warranty policies. Therefore, we do not estimate deductions or allowance for sales returns. Sales are presented net of any discounts, reward, or incentive given to customers. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer deposit. Customer deposits amounted to $1,338,545 and $1,333,091 as of June 30, 2010 and December 31, 2009, respectively.

Our products delivered to customers would be checked on site by customers and, once the products are accepted by customers, they will sign the acceptance notice. Rewards or incentives given to our customers are an adjustment of the selling prices of our products; therefore, the consideration is characterized as a reduction of revenue when recognized in our income statement.

The Company recognizes its revenues net of value-added taxes (“VAT”).  The Company is subject to VAT which is levied at a fixed annual amount. Currently, the Company is charged at a fixed annual amount of approximately $1,200 to cover all types of taxes including income taxes and value added taxes. This is approved by the PRC tax department.

Revenue Recognition – Franchise Activities:

Revenues from franchised activities include area development and initial franchise fees (collectively referred to as “Franchise fees”) received from franchisees to establish new stores and royalties charged to franchisees based on a percentage of a franchised store’s sales. Franchise fees are accrued as an unearned franchise revenue liability when received and are recognized as revenue when the franchised stores covered by the fees open, which is generally when we have fulfilled all significant obligations to the franchisee. Continuing fees and royalties are recognized in the period earned. Franchise fees included in revenues were approximately $19.45 million and $0.67 million in the three months ended June 30, 2010 and 2009, respectively. Franchise fees included in revenues were approximately $20.15 million and $3.81 million in the six months ended June 30, 2010 and 2009, respectively.

Cost of Goods Sold

Cost of goods sold consists primarily of the costs of the products sold and freight in charges.

Selling, General and Administration Expenses

Selling, general and administrative expenses include costs incurred in connection with performing selling, general and administrative activities such as executives and administrative and sale employee salaries, related employee benefits, office supplies, advertising costs, and professional services.

Shipping and Handling Costs

ASC 605-45-20 “Shipping and Handling costs” establishes standards for the classification of shipping and handling costs. All amounts billed to a customer related to shipping and handling are classified as selling expenses.

Advertising Costs

The Company expenses advertising costs as incurred.  However no advertising expenses were charged to operations for the six months ended June 30, 2010 and 2009, respectively. Advertising costs, if any, are included in selling, general and administrative expense on the income statement.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at period-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation. At June 30, 2010 and December 31, 2009, the cumulative translation adjustment of $791,117 and $689,084, respectively, was classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet. For the three months ended June 30, 2010 and 2009, accumulated other comprehensive gain (loss) was $100,573 and $(649,704), respectively. For the six months ended June 30, 2010 and 2009, accumulated other comprehensive gain was $102,033 and $33,402, respectively.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 (formerly SFAS 109, “Accounting for Income Taxes.”) Under the asset and liability method as required by ASC 740 (formerly SFAS 109), deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under ASC 740, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. As of June 30, 2010 and December 31, 2009, the Company did not have any deferred tax assets or liabilities, and as such, no valuation allowances were recorded at June 30, 2010 and December 31, 2009.

ASC 740 (Formerly FIN 48) clarifies the accounting and disclosure for uncertain tax positions and prescribes a recognition threshold and measurement attribute for recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Under ASC 740, evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.

The Company’s operations are subject to income and transaction taxes in the United States, Hong Kong, and the PRC jurisdictions. Significant estimates and judgments are required in determining the Company’s worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations, and as a result the ultimate amount of tax liability may be uncertain. However, the Company does not anticipate any events that would lead to changes to these uncertainties.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by the Company are limited by certain statutory regulations in the PRC. No dividends may be paid by the Company without first receiving prior approval from the Foreign Currency Exchange Management Bureau. However, no such restrictions exist with respect to loans and advances.

Financial Instruments

ASC 825 (formerly SFAS 107, “Disclosures about Fair Value of Financial Instruments”) defines financial instruments and requires disclosure of the fair value of those instruments. ASC 820 (formerly SFAS 157, “Fair Value Measurements”), adopted July 1, 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables and payables, including short-term loans, qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels are defined as follows:

☐	Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

☐
Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

☐	Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC 820 (formerly SFAS 157).

Stock-Based Compensation

The Company records stock-based compensation expense pursuant to ASC 718 (formerly SFAS 123R, “Share Based Payment.”) The Company uses the Black-Scholes option pricing model which requires the input of highly complex and subjective variables including the expected life of options granted and the Company’s expected stock price volatility over a period equal to or greater than the expected life of the options. Because changes in the subjective assumptions can materially affect the estimated value of the Company’s employee stock options, it is management’s opinion that the Black-Scholes option pricing model may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined in accordance with ASC 718 using an option pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Stock-based compensation expense is recognized based on awards expected to vest, and there were no estimated forfeitures as the Company has a short history of issuing options. ASC 718 (formerly SFAS 123R) requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

Basic and Diluted Earnings Per Share

The Company reports earnings per share in accordance with the provisions of ASC 260 (formerly SFAS No. 128, "Earnings Per Share.") ASC 260 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

The following is a reconciliation of the basic and diluted earnings per share:

	SIX MONTHS ENDED
	JUNE 30,
	2010	2009

Net income for earnings per share	$9,346,292	1,757,269

Weighted average shares used in basic computation	14,035,369	13,213,268

Diluted effect of Preferred stock	343,750	-

Diluted effect of warrants	428,571	-

Weighted average shares used in diluted computation	14,807,691	13,213,268

Earnings per share, basic	$0.67	0.13

Earnings per share, diluted	$0.63	0.13

Statement of Cash Flows

In accordance with FASB ASC 230 cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (SFAS 131), (ASC 250) “Disclosure about Segments of an Enterprise and Related Information” requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.  SFAS 131(ASC 280) has no effect on the Company’s consolidated financial statements as the Company consists of one reportable business segment. All revenue is from customers in People’s Republic of China. All of the Company’s assets are located in People’s Republic of China.

Recent Accounting Pronouncements

In June 2009, the FASB issued ASC 860 (previously SFAS No. 166, “Accounting for Transfers of Financial Assets”), which requires additional information regarding transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe this pronouncement will impact its financial statements.

In June 2009, the FASB issued ASC 810 (previously SFAS No. 167) for determining whether to consolidate a variable interest entity. These amended standards eliminate a mandatory quantitative approach to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity in favor of a qualitatively focused analysis, and require an ongoing reassessment of whether an entity is the primary beneficiary. We are currently evaluating the impact that adoption will have on our consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value. These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets. If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach. We do not expect it to have a significant impact on our consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update, 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force.” This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. Management is in the process of evaluating the impact of adopting this ASC update on the Company’s financial statements.

In January 2010, the FASB issued ASU No. 2010-06 Fair Value Measurements and Disclosures Topic 820 “Improving Disclosures about Fair Value Measurements”.  This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. This pronouncement is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

3.	Property, Plant and Equipment

Plant and equipment consist of the following:

	June 30, 2010	December 31, 2009
Vehicle	$8,956	$4,694
Land use right	45,169	44,982
Furniture and office equipment	10,011	54,713
Total property, plant and equipment	64,135	59,407
Accumulated depreciation	(54,337)	(47,674)
Net property, plant and equipment	$9,798	$11,733

Depreciation expense included in selling, general and administrative expenses for the three months ended June 30, 2010 and 2009 was $4,236 and $2,598, respectively. Depreciation expense included in selling, general and administrative expenses for the six months ended June 30, 2010 and 2009 was $6,442 and $5,193, respectively.

4.	Other Receivables

As of June 30, 2010 and December 31, 2009, net other receivables amounted to $2,091,660 and $12,831,849, respectively. Other receivable mainly includes a loan to Shanghai Pengbai Electric Inc (“Pengbai”). The receivables are secured by collateral of Pengbai, interest fee, and due in the years from 2012 to 2017.  The other receivable also includes advances to stores.

The allowances on the other accounts receivable are recorded when circumstances indicate collection is doubtful for particular accounts receivable.  The Company provides for allowances on a specific account basis. Certain other accounts receivable amounts are charged off against allowances after a designated period of collection efforts. Subsequent cash recoveries are recognized as income in the period when they occur. As of June 30, 2010 and December 31, 2009, bad debt allowance for other receivable amounted to $0 and $0.

The details of the other receivables are as follows:

	June 30, 2010	December 31, 2009
Advances to exclusive franchise stores	$-	$1,241,142
Advances to non-exclusive franchise stores	-	250,797
Loan to Shanghai Pengbai	2,091,660	11,339,910
Total	$2,091,660	$12,831,849

5.	Dividend Payable

Dividend payable amounted to $0 and $10,915,576 as of June 30, 2010 and December 31, 2009, respectively. On December 31, 2008, Guoying’s board approved a resolution that RMB 74,407,470 (approximately $10,915,576) will be allocated as dividend payable to shareholders, and RMB12, 401,245 (approximately $1,819,263) will be allocated as welfare payable to employees. In May 2010, the Guoying board passed a board resolution withdrawing the dividend declared in 2008. In June 2010, the original shareholders of Guoying signed agreements waiving their rights to receive the dividends declared in 2008. All dividend payable were reclassed into equity. There is no dividend declared for the year ended December 31, 2009 and for the six months period ended June 30, 2010.

6.	Shareholder’s Equity

On December 26, 2008, the shareholders of Guoying entered into a share transfer agreement with China Electronic Holdings Inc. to transfer 40% of their shares of Guoying Electronic Group Co, Ltd. to China Electronic Holdings Inc. for a consideration of RMB400, 000 (approximately $60,000). The shareholders of Guoying also entered into another share transfer agreement with CEH in December 2009 to transfer the rest of their shares (60%) to CEH for a consideration of RMB600, 000. CEH paid RMB400, 000 in February 2010. Simultaneously, CEH and Guoying also entered into an agreement to issue 13,213,268 shares to Guoying original shareholders. Effective February 10, Guoying became a wholly owned subsidiary of China Electronic. On February 10, 2010 the Company issued 13,213,268 shares of Common Stock pursuant to the acquisition made agreement effective February 10, 2010.

Warrants

On January 5, 2010, in connection with the Share Purchase Agreement in July 2010 and August 2010, the Company issued 314,286 series A warrants and 314,286 series B warrants to 4 investors. The series A warrants carry an exercise price of $2.19 and a 5-year term. The series B warrants carry an exercise price of $2.63 and a 5-year term. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

On March 3, 2010, the Company issued 1,000,000 warrants. The warrants carry an exercise price of $1.00 and 35-month term. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

	Warrants Outstanding	Warrants Exercisable	Weighted Average Exercise Price	Average Remaining Contractual Life	Intrinsic value
Outstanding, December 31, 2009	-	-	$-	-
Granted	1,628,572	1,628,572	1.54	3.34
Forfeited	-	-	-	-
Exercised	-	-	-	-
Outstanding ,June 30, 2010	1,628,572	1,628,572	$1.54	3.34	$750,000

7.	Surplus reserve fund

The laws and regulations of the PRC require that before a Sino-foreign cooperative joint venture enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the surplus reserve fund, the common welfare fund, and the enterprise fund. These statutory reserves represent restricted retained earnings.

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC’s accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the six months ended June 30, 2010 and 2009, the Company transferred $934,629 and $172,387, respectively, to this reserve. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Enterprise fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expand production and operations of the Company. No minimum contribution is required and the Company has not made any contribution to this fund. For the three months ended June 30, 2010 and 2009, the Company transferred $0 and $0, respectively, to this reserve. For the six months ended June 30, 2010 and 2009, the Company transferred $0 and $0, respectively, to this reserve.

8.	Employee Welfare Plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes contributions to an employee welfare plan.  The total expense for the above plan was $2,067 and $2,268 for the three months ended June 30, 2010 and 2009, respectively. The total expense for the above plan was $4,475 and $4,566 for the six months ended June 30, 2010 and 2009, respectively.

9.	Income Tax

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the six months ended June 30, 2010 and 2009:

	2010	2009

U.S. Statutory rates	34.0%	34.0%

Foreign income not recognized in USA	(34.0)	(34.0)

China income taxes	0	0

China income tax exemption	0	0

Total provision for income taxes	0%	0%

People’s Republic of China (PRC)

Under the Income Tax Laws of the PRC, the Company’s subsidiaries are generally subject to an Enterprise Income Tax (EIT) at a standard rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. Currently, the Company is charged at a fixed annual amount of approximately $1,200 to cover all types of taxes including income taxes and value added taxes. This is approved by the PRC tax department. The income tax expenses for the six months ended June 30, 2010 and 2009 are $952 and $1,323, respectively. The income tax expenses for the three months ended June 30, 2010 and 2009 are $454 and $615, respectively. There were no significant book and tax basis differences.

10.	Concentration of Credit Risks and Uncertainties and Commitments

The Company’s practical operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Concentration of credit risk exists when changes in economic, industry or geographic factors similarly affect groups of counter parties whose aggregate credit exposure is material in relation to the Company’s total credit exposure.

For the six months ended June 30, 2010, there is no major customer that individually comprised more than 10% of the Company’s total sales. For the six months ended June 30, 2009, there is no major customer that each individually comprised more than 10% of the Company’s total sales.

The top ten major vendors accounted for 100% of the Company’s total purchases for the six months ended June 30, 2010, with three major vendors, Shangdong Huangming Solar Power Sales Co., Jiangsu Huayang Solar Power Sales Co. and Shangling Refrigerator  accounting for 52%, 20% and 10% of the total purchases. The top five major vendors accounted for 100% of the Company’s total purchases for the six months ended June 30, 2009, with three major vendors, Shangdong Huangming Solar Power Sales Co., Hier Hefei Ririshun Sales Co., ,and Sanyo Electronics Co. accounting for 51%, 36% and 6% and of the total purchases.

The Company’s exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents and short-term investments, denominated in the U.S. dollar. Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position of the Company.

Operating Leases

The Company leases various facilities under operating leases that terminate on various dates.

The Company incurred rent expenses of $11,874 and $1,451 for the three months ended June 30, 2010 and 2009. The Company incurred rent expenses of $22,716 and $2,902 for the six months ended June 30, 2010 and 2009.

The lease expenses for the next five years after June 30, 2010 are as follows:

2011	$49,874
2012	22,541
2013	17,079
2014	11,618
2015	11,618
Thereafter	13,554
Total	$126,284

11.	Subsequent Events

On July 15, 2010, we entered into a Share Exchange Agreement, dated as of July 9, 2010 (the “Share Exchange Agreement”) with Buyonate, Inc. and certain stockholders and warrantholders of China Electronic (the “CEH Stockholders”).  Pursuant to the Share Exchange Agreement, on July 15, 2010, 10 CEH Stockholders transferred 100% of the outstanding shares of common stock and preferred stock and 100% of the warrants to purchase common stock of China Electronic held by them, in exchange for an aggregate of 13,785,902 newly issued shares of Buyonate, Inc’s Common Stock and warrants to purchase an aggregate of 1,628,570 shares of Buyonate, Inc’s Common Stock. The shares of Buyonate, Inc’s common stock acquired by the CEH Stockholders in such transactions constitute approximately 85.96% of our issued and outstanding Common Stock giving effect to the share and warrant exchange and the sale of Buyonate, Inc’s Common Stock pursuant to the Subscription Agreement discussed below, but not including any outstanding purchase warrants to purchase shares of Buyonate, Inc’s common stock, including the warrants issued pursuant to the Subscription Agreement. In connection with the closing of the Share Exchange Agreement, China Electronic purchased from the former principal stockholder of Buyonate an aggregate of 4 million shares of common stock and then agreed to the cancellation of such shares.

In addition, on July 15, 2010 Buyonate, Inc   consummated a private placement to 27 investors for an aggregate gross purchase price of $3,278,397  ($10.56 per unit) of 310,454 units, each unit consisting of  four shares of our Common Stock, par value $0.0001 per share (“Common Stock”), a three-year warrant to purchase one shares of our Common Stock for $3.70 per share and  a three-year warrant to purchase one share of our Common Stock for $4.75 per share pursuant to a Subscription Agreement (the “Subscription Agreement”) with such investors (the “Private Placement”).

On July 26, 2010 we consummated a private placement to 68 accredited investors for an aggregate gross purchase price of $1,401,855 ($10.56 per unit) of 132,751 units, each unit consisting of  four shares of our Common Stock, par value $0.0001 per share (“Stock”), a three-year warrant to purchase one shares of our Common Stock for $3.70 per share and  a three-year warrant to purchase one share of our Common Stock for $4.75 per share pursuant to a Subscription Agreement (the “Subscription Agreement”) with such investors (the “Private Placement”).

On August 17, 2010 we consummated a private placement to 11 accredited investors for an aggregate gross purchase price of $571,296 ($10.56 per unit) of 54,100 units, each unit consisting of  four shares of our Common Stock, par value $0.0001 per share (“Stock”), a three-year warrant to purchase one shares of our Common Stock for $3.70 per share and  a three-year warrant to purchase one share of our Common Stock for $4.75 per share pursuant to a Subscription Agreement (the “Subscription Agreement”) with such investors (the “Private Placement”).

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

Lu’an Guoying Electronics Sales Co., Ltd.

We have audited the accompanying balance sheets of Lu’an Guoying Electronics Sales Co., Ltd. as of December 31, 2009 and 2008, and the related statements of income, stockholders' equity, and cash flows for the two years period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lu’an Guoying Electronics Sales Co., Ltd. as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the two years period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As of December 31, 2009 and 2008, other receivables amounted to $12,831,849 and $5,794,650, respectively. Other receivable mainly includes a loan to a Shanghai Pengbai Electric Inc (“Pengbai”). The receivables are secured by collateral of Pengbai, interest free, and due in the years from 2012 to 2017. (Note 4)

/s/ Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California

June 25, 2010

LU' AN CHINA ELECTRONIC SALES CO., LTD
BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

	DECEMBER 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$64,736	$33,600
Trade accounts receivable	6,295,375	746,410
Inventories	992,090	2,554,922
Total current assets	7,352,201	3,334,932

Property, plant and equipment, net	11,733	17,508

Other receivables - Long term	12,831,848	5,794,650

Total assets	$20,195,782	$9,147,090

Liabilities and Stockholders' equity (deficit)
Current liabilities
Trade accounts payable	$-	$8,156
Customer deposit	1,333,092	74,641
Accrued payroll and welfare payable	1,925,721	1,876,550
Dividends payable	10,915,576	10,915,576
Total current liabilities	14,174,389	12,874,922

Stockholders' equity (deficit)
Share Capital	137,100	137,100
Retained earnings (Accumulated deficits)	4,216,433	(4,552,488)
Statutary reserve	978,777	4,452
Accumulated other comprehensive income	689,084	683,103
Total stockholders' equity (deficit)	6,021,392	(3,727,833)

Total liabilities and stockholders' equity	$20,195,782	$9,147,090

The accompanying notes are an integral part of this statement.

LU' AN CHINA ELECTRONIC SALES CO., LTD
STETEMENTS OF INCOME AND COMPREHENSIVE ITEMS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

Net revenue from co-operative stores	$29,358,234	$29,539,441
Net revenue from franchise	17,589,402	22,285,335
Net revenue from company owned stores	723,745	3,282,401
Net Revenue	47,671,380	55,107,177

Cost of goods sold - co-operative stores	23,427,871	25,522,077
Cost of goods sold - franchise	13,800,013	18,725,161
Cost of goods sold - company owned stores	538,585	2,857,754
Cost of goods sold	37,766,469	47,104,992

Gross profit	9,904,912	8,002,185

Operating expenses:
Selling expense	47,838	270,786
General and administrative expenses	111,830	1,992,878
Bad debt expenses	-	5,693,925
Total operating expenses	159,668	7,957,589

Net operating income	9,745,244	44,596

Other income (expense):
Financial income (expense)	(1,953)	(74)
Other expense	(47)	-
Total other income (expense)	(1,999)	(74)

Net income	9,743,245	44,522

Foreign currency translation adjustment	5,981	410,737

Comprehensive income	$9,749,226	$455,259

The accompanying notes are an integral part of this statement.

LU' AN CHINA ELECTRONIC SALES CO., LTD
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	DECEMBER 31,
	2009		2008

Net income		$9,743,245	$44,522
Adjustments to reconcile net income to net cash used in operations:
Depreciation		10,463	10,215
Bad debt expenses		-	5,693,925
Changes in operating liabilities and assets:
Trade accounts receivable		(5,152,389)	-
Prepayments		-	2,110,355
Inventories		1,561,874	7,203,300
Other receivables		(7,032,882)	(11,387,850)
Trade accounts payable		(401,323)	(3,882,536)
Other payables		-	(720,664)
Customer deposit		1,257,679	(2,037,011)
Accrued expenses		10,084	1,884,234
Net cash used in operating activities		(3,249)	(1,081,511)

Cash flows from investing activities:
Property, plant, and equipment additions		(4,692)	-
Net cash used in investing activities		(4,692)	-

Effect of rate changes on cash		39,076	55,093

Increase (decrease) in cash and cash equivalents		31,136	(1,026,418)
Cash and cash equivalents, beginning of period		33,600	1,060,018
Cash and cash equivalents, end of period		$64,736	$33,600

Supplemental disclosures of cash flow information:
Interest paid in cash		$-	$-
Income taxes paid in cash		$-	$-

Non-cash investing activities:
Declaration of Dividends - unpaid	$		$(10,915,576)

The accompanying notes are an integral part of this statement.

LU' AN CHINA ELECTRONIC SALES CO., LTD
STATEMENT OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

		Retained Earnings (Accumulated Deficit)		Accumulated Other
			Statutory	Comprehensive	Total
	Share Capital	Unrestricted	Reserve	Income	Stockholders' equity (deficit)

Balance: December 31, 2007	$137,100	$6,323,018	$-	$272,366	$6,732,484

Net income	-	44,522	-	-	44,522

Allocation to statutory reserve	-	(4,452)	4,452	-	-

Dividends declared	-	(10,915,576)	-	-	(10,915,576)

Foreign currency translation adjustment	-	-	-	410,737	410,737

Balance: December 31, 2008	137,100	(4,552,488)	4,452	683,103	(3,727,832)

Net income	-	9,743,245		-	9,743,245

Allocation to statutory reserve		(974,324)	974,324

Foreign currency translation adjustment	-	-	-	5,981	5,981

Balance: December 31, 2009	$137,100	$4,216,433	$978,777	$689,084	$6,021,393

The accompanying notes are an integral part of this statement.

Lu’an Guoying Electronic Sales Co., Ltd
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

1.   Nature of Operations

Lu’an Guoying Electronic Sales Co., Ltd., a PRC corporation, (the “Company”, “Guoying”, “Guoying Electronic”, “We”, “Our”, “Us”) was established on January 4th, 2002 with share capital of RMB1,000,000 (approximately $137,100). Guoying sells electronic products in PRC through its own stores and through wholesale stores. It also sells through Franchises.

2.    Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the outstanding shares of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

Trade Accounts Receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An allowance for doubtful accounts is established and determined based on management’s regular assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. These factors continuously change, and can have an impact on collections and the Company’s estimation process. These impacts may be material. Management reviews and maintains an allowance for doubtful accounts that reflects the management’s best estimate of potentially uncollectible trade receivables. Certain accounts receivable amounts are charged off against allowances after a designated period of collection efforts. Subsequent cash recoveries are recognized as income in the period when they occur.

Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. Inventories consist of the following:

	December 31, 2009	December 31, 2008
Electronic products	$992,090	$2,554,922

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to manufacturing is reported in cost of revenues. Depreciation not related to manufacturing is reported in selling, general and administrative expenses. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Furniture and office equipment	5 years
Motor vehicles	10 years

Impairment of Long-Lived and Intangible Assets

Long-lived assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in FASB Codification (ASC) 360.  The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2009, the Company expects these assets to be fully recoverable. No impairment of assets was recorded in the periods reported.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments.

Revenue Recognition – Company owned and co-operative store activities

The Company receives revenue from sales of electronic products. The Company's revenue recognition policies are in compliance with ASC 605 (previously Staff Accounting Bulletin 104). Sales revenue is recognized at the date of shipment to customers, when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Our sales are usually covered by the manufacturers’ return and warranty policies. Therefore, we do not estimate deductions or allowance for sales returns. Sales are presented net of any discounts, reward, or incentive given to customers. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer deposit. Customer deposit amounted to $1,333,092 and $74,641 as of December 31, 2009 and 2008, respectively.

Our products delivered to customers would be checked on site by customers and, once the products are accepted by customers, they will sign the acceptance notice.
Reward or incentive given to our customers is an adjustment of the selling prices of our products; therefore, the consideration is characterized as a reduction of revenue when recognized in our income statement.

The Company recognizes its revenues net of value-added taxes (“VAT”).  The Company is subject to VAT which is levied at a fixed annual amount. Currently, the Company is charged at a fixed annual amount of approximately $1,200 to cover all types of taxes including income taxes and value added taxes. This is approved by the PRC tax department.

Revenue Recognition – Franchise Activities:

Revenues from franchised activities include area development and initial franchise fees (collectively referred to as “Franchise fees”) received from franchisees to establish new stores and royalties charged to franchisees based on a percentage of a franchised store’s sales. Franchise fees are accrued as an unearned franchise revenue liability when received and are recognized as revenue when the franchised stores covered by the fees open, which is generally when we have fulfilled all significant obligations to the franchisee. Continuing fees and royalties are recognized in the period earned. Franchise fees included in revenues were approximately $17,589,402, and $22,285,335 in 2009 and 2008, respectively.

Cost of Goods Sold

Cost of goods sold consists primarily of the costs of the products sold and freight in charges.

Selling, General and Administration Expenses

Selling, general and administrative expenses include costs incurred in connection with performing selling, general and administrative activities such as executives and administrative and sale employee salaries, related employee benefits, office supplies, and professional services.

Shipping and Handling Costs

ASC 605-45-20 “Shipping and Handling costs” establishes standards for the classification of shipping and handling costs. All amounts billed to a customer related to shipping and handling are classified as selling expenses.

Advertising Costs

The Company expenses advertising costs as incurred.  Advertising expenses charged to operations were  $0and $156,70 for the years ended December 31, 2009 and 2008, respectively. Advertising costs, if any, are included in selling, general and administrative expense on the income statement.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at period-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the Closing Rate Method in currency translation of the financial statements of the Company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 (formerly SFAS 109, “Accounting for Income Taxes.”) Under the asset and liability method as required by ASC 740 (formerly SFAS 109), deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under ASC 740, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. As of February 28, 2010 and May 31, 2009, the Company did not have any deferred tax assets or liabilities, and as such, no valuation allowances were recorded at February 28, 2010 and May 31, 2009.

ASC 740 (Formerly FIN 48) clarifies the accounting and disclosure for uncertain tax positions and prescribes a recognition threshold and measurement attribute for recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Under ASC 740, evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.

The Company’s operations are subject to income and transaction taxes in the PRC jurisdictions. Significant estimates and judgments are required in determining the Company’s provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations, and as a result the ultimate amount of tax liability may be uncertain. However, the Company does not anticipate any events that would lead to changes to these uncertainties.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by the Company are limited by certain statutory regulations in the PRC. No dividends may be paid by the Company without first receiving prior approval from the Foreign Currency Exchange Management Bureau. However, no such restrictions exist with respect to loans and advances.

Statement of Cash Flows

In accordance with FASB ASC 230 cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (SFAS 131), (ASC 250) “Disclosure about Segments of an Enterprise and Related Information” requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Recent Accounting Pronouncements

In June 2009, the FASB issued ASC 860 (previously SFAS No. 166, “Accounting for Transfers of Financial Assets”), which requires additional information regarding transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe this pronouncement will impact its financial statements.

In June 2009, the FASB issued ASC 810 (previously SFAS No. 167) for determining whether to consolidate a variable interest entity. These amended standards eliminate a mandatory quantitative approach to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity in favor of a qualitatively focused analysis, and require an ongoing reassessment of whether an entity is the primary beneficiary. We are currently evaluating the impact that adoption will have on our consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value. These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets. If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach. We do not expect it to have a significant impact on our consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update, 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force.” This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. Management is in the process of evaluating the impact of adopting this ASC update on the Company’s financial statements.

3.  Property, Plant and Equipment

Plant and equipment consist of the following:

	December 31, 2009	December 31, 2008
Vehicle	$4,694	$-
Furniture and office equipment	54,713	54,712
Total property, plant and equipment	59,407	54,712
Accumulated depreciation	(47,674)	(37,204)
Net property, plant and equipment	$11,733	$17,508

Depreciation expense included in selling, general and administrative expenses for the years ended December 31, 2009 and 2008 was $10,463 and $10,215, respectively.

4.   Other Receivables

As of December 31, 2009 and 2008, net other receivables amounted to $12,831,849 and $5,794,650, respectively. Other receivable mainly includes a loan to a Shanghai Pengbai Electric Inc (“Pengbai”). The receivables are secured by collateral of Pengbai, interest free, and due in the years from 2012 to 2017.  The other receivable also includes advances to stores.

The allowances on the other accounts receivable are recorded when circumstances indicate collection is doubtful for particular accounts receivable.  Certain other accounts receivable amounts are charged off against allowances after a designated period of collection efforts. Subsequent cash recoveries are recognized as income in the period when they occur. The Company provides for allowances on a specific account basis.  Allowance for other receivables as of December 31, 2009 and 2008 amounted to $0 and $5,693,925, respectively.

The detail of the other receivables are as follows:

	For the year ended December 31,
	2009	2008
Loan to direct stores	$1,241,142	$-
Loan to franchise	250,797	-
Loan to Shanghai Pengpai	11,339,910	5,794,650
Total	$12,831,849	$5,794,650

5. Dividend Payable

During the year ended December 31, 2008, the Board of directors declared a dividend of $10,915,576.Dividend Payable amounted to $10,915,576 and $ 10,915,576 as of December 31, 2009 and 2008, respectively. On December 31, 2008, Guoying’s board approved a resolution that RMB 74,407,470 (approximately $10,915,576) will be allocated as dividend payable to shareholders, RMB12,401,245 (approximately $1,819,263) will be allocated as welfare payable to employees which is included in the general and administrative expenses. There is no dividend declared for the year ended December 31, 2009.

6. Shareholder’s Equity

On December 31, 2008, Guoying Electronic declared a dividend payable of RMB74,407,469.96 (appromixately $10,915,576). As of December 31, 2009, the amount was not paid out.

7. Surplus reserve fund

The laws and regulations of the PRC require that before a Sino-foreign cooperative joint venture enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the surplus reserve fund, the common welfare fund, and the enterprise fund. These statutory reserves represent restricted retained earnings.

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC’s accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the years ended December 31, 2009 and 2008 , the Company transferred $974,325,  and $4,452, respectively, to this reserve. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

8. Employee Welfare Plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes contributions to an employee welfare plan.  The total expense for the above plan was $0 and $0 for the twelve months ended December 31, 2009 and 2008, respectively.

9. Income Tax

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the twelve months ended December 31, 2009 and 2008:

	2010	2009

U.S. Statutory rates	34.0%	34.0%

Foreign income not recognized in USA	(34.0)	(34.0)

China income taxes	25	25

China income tax exemption	(25)	(25)

Total provision for income taxes	0%	0%

People’s Republic of China (PRC)

Under the Income Tax Laws of the PRC, the Company’s subsidiaries are generally subject to an Enterprise Income Tax (EIT) at a standard rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. Currently, the Company is charged at a fixed annual amount of approximately $1,200 to cover all types of taxes including income taxes and value added taxes. This is approved by the PRC tax department. The income tax expenses for the twelve months ended December 31, 2009 and 2008 are $0. There were no significant book and tax basis differences.

10. Concentration of Credit Risks and Uncertainties

The Company’s practical operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Concentration of credit risk exists when changes in economic, industry or geographic factors similarly affect groups of counter parties whose aggregate credit exposure is material in relation to the Company’s total credit exposure.

For the twelve months ended December 31, 2009, there is no major customer that individually comprised more than 10% of the Company’s total sales.  For the twelve months ended December 31, 2008, there is no major customers that each individually comprised more than 10% of the Company’s total sales.

The top five major vendors accounted for 97.97% of the Company’s total purchases for the twelve months ended December 31, 2009, with three major vendors, Shangdong Huangming Solar Power Sales Co. , Hier Hefei Ririshun Sales Co. and Jiangsu Huayang Solar Power Sales Co. accounting for 52.15%, 26.22% and 14.89% of the total purchases. The top five major vendors accounted for 100% of the Company’s total purchases for the twelve months ended December 31, 2008, with three major vendors, Hier Hefei Ririshun Sales Co., Jiangshu Taizhou Chunlan Air-Conditioner Sales Co. and., Shangdong Huangming Solar Power Sales Co. accounting for 45.51%, 25.34% and  24.33% and of the total purchases.

The Company’s exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents and short-term investments, denominated in the U.S. dollar. Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position of the Company.

11. Subsequent Events

In June, 2010, the company’s shareholders all approved that the dividend payable resolution be canceled and the dividend payable is reclassed into retained earning.

CHINA ELECTRONIC HOLDINGS, INC AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND DECEMBER 31, 2009
(Unaudited)

	MARCH 31,	DECEMBER 31,
	2010	2009
Assets
Current assets :-
Cash and cash equivalents	$303,599	$64,736
Trade accounts receivable, net	10,926,144	6,295,375
Inventories, net	1,080,902	992,090
Total current assets	12,310,645	7,352,201

Property and equipment, net	13,751	11,733

Other receivables - Long term	12,831,849	12,831,849

Total assets	$25,156,244	$20,195,783

Liabilities and Stockholders' Equity
Current liabilities :
Customer deposit	$1,333,092	$1,333,091
Accrued expenses	2,353,316	1,925,722
Dividend payable	10,915,576	10,915,576
Total current liabilities	14,601,984	14,174,389

Stockholders' equity
Preferred stock, $0.0001 par value; 500,000 shares authorized; 343,750 shares issued and outstanding as of March 31, 2010	34	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 14,052,636 and 13,213,268 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	1,406	1,322
Additional paid in capital	387,303	135,778
Retained earnings	8,068,220	4,216,433
Statutary reserve	1,406,753	978,777
Accumulated other comprehensive income	690,544	689,084
Total stockholders' equity	10,554,261	6,021,394

Total liabilities and stockholders' equity	$25,156,244	$20,195,783

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHINA ELECTRONIC HOLDINGS, INC AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS AND COMPREHENSIVE INCOME STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(Unaudited)

	MARCH 31,
	2010	2009

Net revenue from direct stores	$25,789,384	$6,605,824
Net revenue from franchise	699,974	539,963
Net revenue from sales	108,776	37,803
Net Revenue	26,598,134	7,183,590

Cost of goods sold from direct stores	21,214,353	5,637,994
Cost of goods sold from franchise	559,979	431,970
Cost of goods sold from sales	87,020	30,242
Cost of goods sold	21,861,352	6,100,206

Gross profit	4,736,782	1,083,384

Operating expenses:
Selling expense	14,709	12,313
General and administrative expenses	439,838	15,073
Total Operating Expenses	454,547	27,387

Net operating income	4,282,235	1,055,997

Other income (expense):
Financial income (expense)	(1,973)	754
Total other income (expense)	(1,973)	754

Net income before income taxes	4,280,263	1,056,751

Income taxes	498	708

Net income	4,279,764	1,056,043

Foreign currency translation adjustment	1,460	(683,103)

Comprehensive income	$4,281,224	$372,940

Earnings per share - basic	$0.30	$0.08

Earnings per share - diluted	$0.30	$0.08

Basic weighted average shares outstanding	14,052,636	13,213,268

Diluted weighted average shares outstanding	14,396,386	13,213,268

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHINA ELECTRONIC HOLDINGS, INC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(Unaudited)

	MARCH 31,
	2010	2009
Net income	$4,279,764	$1,056,042
Adjustments to reconcile net income to net cash used in operations:
Depreciation	2,206	2,595
Changes in operating liabilities and assets:
Trade accounts receivable	(4,964,136)	(1,919,281)
Inventories	(88,782)	429,853
Trade accounts payable	334,946	417,262
Other payables	451	-
Accrued expenses	426,999	2,365
Net cash used in operating activities	(8,552)	(11,163)

Cash flows from investing activities:
Property, plant, and equipment additions	(4,224)	-
Cash received in reverse acquisition	251,643	-
Net cash provided by investing activities	247,420	-

Cash flows from financing activities	-	-

Effect of rate changes on cash	(4)	(45)

Increase (decrease) in cash and cash equivalents	238,863	(11,208)
Cash and cash equivalents, beginning of period	64,736	33,600
Cash and cash equivalents, end of period	$303,599	$22,392

Supplemental disclosures of cash flow information:
Interest paid in cash	$-	$-
Income taxes paid in cash	$498	$708

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHINA ELECTRONIC HOLDINGS, INC
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2009, 2008 AND THREE MONTHS ENDED MARCH 31, 2010
(Unaudited)

	Preferred		Common			Retained Earnings (Accumulated Deficit)		Accumulated Other	Total
	Stock		Stock		Additional Paid		Statutory	Comprehensive	Stockholders'
	Number	Amount	Number	Amount	In Capital	Unrestricted	Reserve	Income	Equity (deficit)

Balance: December 31, 2008	-	$-	13,213,268	$1,322	$135,778	$(4,552,488)	$4,452	$683,103	$(3,727,832)

Net income	-	-	-	-	-	9,743,245		-	9,743,245

Allocation to statutory reserve	-	-	-	-	-	(974,324)	974,324	-	-

Foreign currency translation adjustment	-	-	-	-	-	-	-	5,981	5,981

Balance: December 31, 2009	-	-	13,213,268	1,322	135,778	4,216,433	978,777	689,084	6,021,393

Recapitalization on Reverse Acquisition	343,750	34	839,368	84	251,525	0	0	0	251,643

Net income	-	-	-	-	-	4,279,764	-	-	4,279,764

Allocation to statutory reserve	-	-	-	-	-	(427,976)	427,976	-	-

Foreign currency translation adjustment	-	-	-	-	0	0	0	1,460	1,460

Balance: March 31, 2010	343,750	$34	14,052,636	$1,406	$387,303	$8,068,220	$1,406,753	$690,544	$10,554,261

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHINA ELECTRONIC HOLDINGS, INC AND SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010

1.	Nature of Operations

China Electronic Holdings, Inc (the “Company”, “China Electronic”, “CEH”, “We”, “Our”, “Us”) was organized on February 8, 2008, as Delaware Corporation. Prior to February 10, 2010, the Company was a development stage company attempting to manufacture and sell carbon and graphite electrodes and planning to manufacture and sell electronic products in the Peoples’ Republic of China (PRC) through its own stores and through wholesale stores.

Lu’an Guoying Electronic Sales Co., Ltd., a PRC corporation, ( “Guoying”) was established on January 4th, 2002 with share capital of RMB1, 000,000 (approximately $137,100). Guoying sells electronic products in PRC through its own stores and through wholesale stores. It also sells through Franchises.

On December 26, 2008, the shareholders of Guoying (accounting acquirer) entered into a share transfer agreement with China Electronic Holdings Inc. (legal acquirer) to transfer 40% of their shares of Guoying Electronic Group Co, Ltd. to China Electronic Holdings Inc. for a consideration of RMB400, 000 (approximately $60,000). The shareholders of Guoying also entered into another share transfer agreement with CEH in December 2009 to transfer the rest of their shares (60%) to CEH for a consideration of RMB600, 000. The amount of RMB400, 000 was paid in February 2010 by CEH. Simultaneously, CEH and Guoying also entered into an agreement to issue 13,213,268 shares to the CEO of  China Electronic. As of February 10, 2010, a call option agreement was entered between the CEO of the Company and Guoying original shareholders. The CEO agreed to give Guoying original shareholders the option to purchase the 13,213,268 shares.Effective February 10, Guoying merged into China Electronic with Guoying being the surviving entity. On February 10, 2010 the Company issued 13,213,268 shares of Common Stock pursuant to the acquisition agreement effective February 10, 2010. As a part of the acquisition, CEH cancelled 2,272,399 shares of its issued and outstanding stock owned by its shareholder.

The exchange of shares with CEH has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of Guoying obtained control of CEH. the CEO and the original shareholders entered into voting trust agreements on February 10, 2010, whereby the CEO has given all her voting rights to the original owners of Guoying. Accordingly, the acquisition of the two companies has been recorded as a recapitalization of the Company, with the Guoying being treated as the continuing entity. The historical financial statements presented are those of Guoying.

As a result of the reverse acquisition transaction described above the historical financial statements presented are those of Guoying, the operating entity.

When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Guoying on a consolidated basis unless the context suggests otherwise.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. All significant inter-company transactions and accounts have been eliminated in the consolidation.  The functional currency is the Chinese Renminbi (CNY); however the accompanying financial statements have been translated and presented in United States Dollars (USD).

The consolidated condensed interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these consolidated condensed financial statements be read in conjunction with information included in the 2009 annual report filed on Form 8K. The results of the three month period ended March 31, 2010 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2010.

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the outstanding shares of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

Principles of Consolidation

The consolidated financial statements include the financial statements of China Electronic, and its wholly owned subsidiary Guoying. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

Trade Accounts Receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An allowance for doubtful accounts is established and determined based on management’s regular assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. These factors continuously change, and can have an impact on collections and the Company’s estimation process. These impacts may be material. Management reviews and maintains an allowance for doubtful accounts that reflects the management’s best estimate of potentially uncollectible trade receivables. Certain accounts receivable amounts are charged off against allowances after a designated period of collection efforts. Subsequent cash recoveries are recognized as income in the period when they occur. Allowance for doubtful debts amounted for accounts receivable to $0 and $0 as of March 31, 2010 and December 31, 2009, respectively.

Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. Inventories consist of the following:

	March 31, 2010	December 31, 2009
Electronic products	$1,080,902	$992,090

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to manufacturing is reported in cost of revenues. Depreciation not related to manufacturing is reported in selling, general and administrative expenses. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Furniture and office equipment	5 years
Motor vehicles	10 years

Impairment of Long-Lived and Intangible Assets

Long-lived assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in FASB Codification (ASC) 360. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of March 31, 2010, the Company expects these assets to be fully recoverable. No impairment of assets was recorded in the periods reported.

Revenue Recognition - Direct sales and Wholesale Activities

The Company receives revenue from sales of electronic products. The Company's revenue recognition policies are in compliance with ASC 605 (previously Staff Accounting Bulletin 104). Sales revenue is recognized at the date of shipment to customers, when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Our sales are usually covered by the manufacturers’ return and warranty policies. Therefore, we do not estimate deductions or allowance for sales returns. Sales are presented net of any discounts, reward, or incentive given to customers. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer deposit. Customer deposit amounted to $1,333,092 and $1,333,091 as of March 31, 2010 and December 31, 2009, respectively.

Our products delivered to customers would be checked on site by customers and, once the products are accepted by customers, they will sign the acceptance notice. Reward or incentive given to our customers is an adjustment of the selling prices of our products; therefore, the consideration is characterized as a reduction of revenue when recognized in our income statement.

The Company recognizes its revenues net of value-added taxes (“VAT”). The Company is subject to VAT which is levied at a fixed annual amount. Currently, the Company is charged at a fixed annual amount of approximately $1,200 to cover all types of taxes including income taxes and value added taxes. This is approved by the PRC tax department.

Revenue Recognition – Franchise Activities:

Revenues from franchised activities include area development and initial franchise fees (collectively referred to as “Franchise fees”) received from franchisees to establish new stores and royalties charged to franchisees based on a percentage of a franchised store’s sales. Franchise fees are accrued as an unearned franchise revenue liability when received and are recognized as revenue when the franchised stores covered by the fees open, which is generally when we have fulfilled all significant obligations to the franchisee. Continuing fees and royalties are recognized in the period earned. Franchise fees included in revenues were approximately $7.0 million, and $5.4 million in the three months ended March 31, 2010 and 2009, respectively.

Cost of Goods Sold

Cost of goods sold consists primarily of the costs of the products sold and freight in charges.

Selling, General and Administration Expenses

Selling, general and administrative expenses include costs incurred in connection with performing selling, general and administrative activities such as executives and administrative and sale employee salaries, related employee benefits, office supplies, and professional services.

Shipping and Handling Costs

ASC 605-45-20 “Shipping and Handling costs” establishes standards for the classification of shipping and handling costs. All amounts billed to a customer related to shipping and handling are classified as selling expenses.

Advertising Costs

The Company expenses advertising costs as incurred.  However no advertising expenses was charged to operations for the three months ended March 31, 2010 and 2009, respectively. Advertising costs, if any, are included in selling, general and administrative expense on the income statement.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at period-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the Closing Rate Method in currency translation of the financial statements of the Company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation. At March 31, 2010 and December 31, 2009, the cumulative translation adjustment of $690,544 and $689,084, respectively, was classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet. For the three months ended March 31, 2010 and 2009, accumulated other comprehensive gain (loss) was $1,460 and $(683,103), respectively.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 (formerly SFAS 109, “Accounting for Income Taxes.”) Under the asset and liability method as required by ASC 740 (formerly SFAS 109), deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under ASC 740, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. As of February 28, 2010 and May 31, 2009, the Company did not have any deferred tax assets or liabilities, and as such, no valuation allowances were recorded at February 28, 2010 and May 31, 2009.

ASC 740 (Formerly FIN 48) clarifies the accounting and disclosure for uncertain tax positions and prescribes a recognition threshold and measurement attribute for recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Under ASC 740, evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.

The Company’s operations are subject to income and transaction taxes in the United States, Hong Kong, and the PRC jurisdictions. Significant estimates and judgments are required in determining the Company’s worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations, and as a result the ultimate amount of tax liability may be uncertain. However, the Company does not anticipate any events that would lead to changes to these uncertainties.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by the Company are limited by certain statutory regulations in the PRC. No dividends may be paid by the Company without first receiving prior approval from the Foreign Currency Exchange Management Bureau. However, no such restrictions exist with respect to loans and advances.

Financial Instruments

ASC 825 (formerly SFAS 107, “Disclosures about Fair Value of Financial Instruments”) defines financial instruments and requires disclosure of the fair value of those instruments. ASC 820 (formerly SFAS 157, “Fair Value Measurements”), adopted July 1, 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables and payables, including short-term loans, qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels are defined as follows:

☐	Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

☐
Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

☐	Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC 820 (formerly SFAS 157).

Stock-Based Compensation

The Company records stock-based compensation expense pursuant to ASC 718 (formerly SFAS 123R, “Share Based Payment.”) The Company uses the Black-Scholes option pricing model which requires the input of highly complex and subjective variables including the expected life of options granted and the Company’s expected stock price volatility over a period equal to or greater than the expected life of the options. Because changes in the subjective assumptions can materially affect the estimated value of the Company’s employee stock options, it is management’s opinion that the Black-Scholes option pricing model may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined in accordance with ASC 718 using an option pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Stock-based compensation expense is recognized based on awards expected to vest, and there were no estimated forfeitures as the Company has a short history of issuing options. ASC 718 (formerly SFAS 123R) requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

Basic and Diluted Earnings Per Share

The Company reports earnings per share in accordance with the provisions of ASC 260 (formerly SFAS No. 128, "Earnings Per Share.") ASC 260 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

The following is a reconciliation of the basic and diluted earnings per share:

	THREE MONTHS ENDED MARCH 31,
	2010	2009

Net income for earnings per share	$4,279,764	1,056,042

Weighted average shares used in basic computation	14,052,636	13,213,268

Diluted effect of Preferred stock	343,750	-

Weighted average shares used in diluted computation	14,396,386	13,213,268

Earnings per share, basic	$0.30	0.08

Earnings per share, diluted	$0.30	0.08

Statement of Cash Flows

In accordance with FASB ASC 230 cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (SFAS 131), (ASC 250) “Disclosure about Segments of an Enterprise and Related Information” requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.  SFAS 131(ASC 280) has no effect on the Company’s consolidated financial statements as the Company consists of one reportable business segment. All revenue is from customers in People’s Republic of China. All of the Company’s assets are located in People’s Republic of China.

Recent Accounting Pronouncements

In June 2009, the FASB issued ASC 860 (previously SFAS No. 166, “Accounting for Transfers of Financial Assets”), which requires additional information regarding transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe this pronouncement will impact its financial statements.

In June 2009, the FASB issued ASC 810 (previously SFAS No. 167) for determining whether to consolidate a variable interest entity. These amended standards eliminate a mandatory quantitative approach to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity in favor of a qualitatively focused analysis, and require an ongoing reassessment of whether an entity is the primary beneficiary. We are currently evaluating the impact that adoption will have on our consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value. These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets. If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach. We do not expect it to have a significant impact on our consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update, 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force.” This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. Management is in the process of evaluating the impact of adopting this ASC update on the Company’s financial statements.

In January 2010, the FASB issued ASU No. 2010-06 Fair Value Measurements and Disclosures Topic 820 “Improving Disclosures about Fair Value Measurements”. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. This pronouncement is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

3.	Property, Plant and Equipment

Plant and equipment consist of the following:

	March 31, 2010	December 31, 2009
Vehicle	$4,012	$4,694
Furniture and office equipment	14,635	54,713
Total property, plant and equipment	18,647	59,407
Accumulated depreciation	(4,896)	(47,674)
Net property, plant and equipment	$13,751	$11,733

Depreciation expense included in selling, general and administrative expenses for the three months ended March 31, 2010 and 2009 was $2,206 and $2,595, respectively.

4.	Other Receivables

As of March 31, 2010 and December 31, 2009, net other receivables amounted to $12,831,849. Other receivable mainly includes a loan to Shanghai Pengbai Electric Inc (“Pengbai”). The receivables are secured by collateral of Pengbai, interest fee, and due in the years from 2012 to 2017.  The other receivable also includes advances to stores.

The allowances on the other accounts receivable are recorded when circumstances indicate collection is doubtful for particular accounts receivable.  The Company provides for allowances on a specific account basis. Certain other accounts receivable amounts are charged off against allowances after a designated period of collection efforts. Subsequent cash recoveries are recognized as income in the period when they occur. As of March 31, 2010 and December 31, 2009, bad debt allowance for other receivable amounted to $0 and $0.

The detail of the other receivables are as follows:

	March 31, 2010	December 31, 2009
Advances to direct stores	$1,241,142	$1,241,142
Advances to franchises	250,797	250,797
Loan to Shanghai Pengbai	11,339,910	11,339,910
Total	$12,831,849	$12,831,849

5.	Dividend Payable

Dividend Payable amounted to $10,915,576 and $10,915,576 as of March 31, 2010 and December 31, 2009, respectively. On December 31, 2008, Guoying’s board approved a resolution that RMB 74,407,470 (approximately $10,915,576) will be allocated as dividend payable to shareholders, RMB12, 401,245 (approximately $1,819,263) will be allocated as welfare payable to employees which is included in the general and administrative expenses. There is no dividend declared for the year ended December 31, 2009 and for the three months period ended March 31, 2010.

6.	Shareholder’s Equity

On December 26, 2008, the shareholders of Guoying entered into a share transfer agreement with China Electronic Holdings Inc. to transfer 40% of their shares of Guoying Electronic Group Co, Ltd. to China Electronic Holdings Inc. for a consideration of RMB400, 000 (approximately $60,000). The shareholders of Guoying also entered into another share transfer agreement with CEH in December 2009 to transfer the rest of their shares (60%) to CEH for a consideration of RMB600, 000. CEH paid RMB400, 000 in February 2010. Simultaneously, CEH and Guoying also entered into an agreement to issue 13,213,268 shares to Guoying original shareholders. Effective February 10, Guoying became a wholly owned subsidiary of China Electronic. On February 10, 2010 the Company issued 13,213,268 shares of Common Stock pursuant to the acquisition made agreement effective February 10, 2010.

7.	Surplus reserve fund

The laws and regulations of the PRC require that before a Sino-foreign cooperative joint venture enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the surplus reserve fund, the common welfare fund, and the enterprise fund. These statutory reserves represent restricted retained earnings.

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC’s accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the three months ended March 31, 2010 and 2009, the Company transferred $470,449 and $0, respectively, to this reserve. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Enterprise fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expand production and operations of the Company. No minimum contribution is required and the Company has not made any contribution to this fund. For the three months ended March 31, 2010 and 2009, the Company transferred $0 and $0, respectively, to this reserve.

8.	Employee Welfare Plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes contributions to an employee welfare plan.  The total expense for the above plan was $16,471and $15,985 for the three months ended March 31, 2010 and 2009, respectively.

9.	Income Tax

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the three months ended March 31, 2010 and 2009:

	2010	2009

U.S. Statutory rates	34.0%	34.0%

Foreign income not recognized in USA	(34.0)	(34.0)

China income taxes	0	0

China income tax exemption	0	0

Total provision for income taxes	0%	0%

People’s Republic of China (PRC)

Under the Income Tax Laws of the PRC, the Company’s subsidiaries are generally subject to an Enterprise Income Tax (EIT) at a standard rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. Currently, the Company is charged at a fixed annual amount of approximately $1,200 to cover all types of taxes including income taxes and value added taxes. This is approved by the PRC tax department. The income tax expenses for the three months ended March 31, 2010 and 2009 are $0. There were no significant book and tax basis differences.

10.	Concentration of Credit Risks and Uncertainties

The Company’s practical operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Concentration of credit risk exists when changes in economic, industry or geographic factors similarly affect groups of counter parties whose aggregate credit exposure is material in relation to the Company’s total credit exposure.

For the three months ended March 31, 2010, there is no major customer that individually comprised more than 10% of the Company’s total sales. For the three months ended March 31, 2009, there is no major customer that each individually comprised more than 10% of the Company’s total sales.

The top five major vendors accounted for 100% of the Company’s total purchases for the three months ended March 31, 2010, with three major vendors, Shangdong Huangming Solar Power Sales Co., Jiangsu Huayang Solar Power Sales Co. and Anhui Digital Tech Co. accounting for 73%, 15% and 7% of the total purchases. The top five major vendors accounted for 100% of the Company’s total purchases for the three months ended March 31, 2009, with three major vendors, Hier Hefei Ririshun Sales Co., Shangdong Huangming Solar Power Sales Co. and Sanyo Electronics Co. accounting for 60%, 27% and 10% and of the total purchases.

The Company’s exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents and short-term investments, denominated in the U.S. dollar. Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position of the Company.

Operating Leases
The Company leases various facilities under operating leases that terminate on various dates.
The Company incurred rent expenses of $7,936 and $7,930 for the three months ended March 31, 2010 and 2009.
The lease expenses for the next five years after March 31, 2010 are as follows:

2011	$23,435
2012	13,095
2013	711
2014	–
2015	–
Total	37,241

11.	Subsequent Events

On July 15, 2010, we entered into a Share Exchange Agreement, dated as of July 9, 2010 (the “Share Exchange Agreement”) with Buyonate, Inc. and certain stockholders and warrant holders of China Electronic (the “CEH Stockholders”).  Pursuant to the Share Exchange Agreement, on July 15, 2010, 10 CEH Stockholders transferred 100% of the outstanding shares of common stock and preferred stock and 100% of the warrants to purchase common stock of China Electronic held by them, in exchange for an aggregate of 13,785,902 newly issued shares of Buyonate, Inc’s Common Stock and warrants to purchase an aggregate of 1,628,570 shares of Buyonate, Inc’s Common Stock. The shares of Buyonate, Inc’s common stock acquired by the CEH Stockholders in such transactions constitute approximately 85.96% of our issued and outstanding Common Stock giving effect to the share and warrant exchange and the sale of Buyonate, Inc’s Common Stock pursuant to the Subscription Agreement discussed below, but not including any outstanding purchase warrants to purchase shares of Buyonate, Inc’s common stock, including the warrants issued pursuant to the Subscription Agreement. In connection with the closing of the Share Exchange Agreement, China Electronic purchased from the former principal stockholder of Buyonate an aggregate of 4 million shares of common stock and then agreed to the cancellation of such shares.

In addition, on July 15, 2010 Buyonate, Inc and its subsidiaries, China Electronic and Guoying,  consummated a private placement to 27 investors for an aggregate gross purchase price of $3,278,397  ($10.56 per unit) of 310,454 units, each unit consisting of  four shares of our Common Stock, par value $0.0001 per share (“Stock”), a three-year warrant to purchase one shares of our Common Stock for $3.70 per share and  a three-year warrant to purchase one share of our Common Stock for $4.75 per share pursuant to a Subscription Agreement (the “Subscription Agreement”) with such investors (the “Private Placement”).

In May 2010, Guoying board had a board resolution withdrawing the dividend declared in 2008. In June 2010, the original shareholders signed agreements waiving their rights to receive the dividends declared in 2008. All dividend payable were reclassed into equity.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The expenses payable by us in connection with this offering are as follows:

Amount
Securities and Exchange Commission Registration fee		$1,175
Accountants’ fees and expenses	$		*
Legal fees and expenses	$		*
Blue Sky fees and expenses	$		*
Transfer Agent’s fees and expenses	$		*
Total Expenses	$		*

* To be included by amendment.

All expenses are estimated except for the Securities and Exchange Commission fee. None of the expenses from the offering will be borne by the selling stockholders.

Item 14.  Indemnification of Directors and Officers.

Nevada law allows us to indemnify our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf, and under certain circumstances to advance the expenses of such litigation upon securing their promise to repay us if it is ultimately determined that indemnification will not be allowed to an individual in that litigation.

Our By-laws provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses. liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred in defending a civil or criminal action, suit or proceeding. The indemnification must be paid by us as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under the By-laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

On July 15, 2010, we consummated a Share Exchange Agreement with 10 stockholders and warrantholders of CEH Delaware (the “CEH Stockholders”) (the “Share Exchange Agreement”).  Pursuant to the Share Exchange Agreement, the CEH Stockholders transferred to us 100% of the outstanding shares of common stock and 100% of the warrants to purchase shares of common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902 newly issued shares of our Common Stock  and warrants to purchase an aggregate of  1,628,572  shares of our Common Stock. The shares of our Common Stock and warrants to purchase our Common Stock were issued in accordance with a safe harbor from the registration requirements of the Securities Act under Regulation S thereunder because they were issued to investors who were not U.S. Persons and the sale occurred outside of the U.S. or were issued pursuant to an exemption from the registration requirements of the Securities Act under Section 4(2) by virtue of compliance with the provisions of Regulation D under the Securities Act because all of the persons acquiring the securities were accredited investors and the securities were not offered or sold by means of general advertising or other general solicitation and a Form D pertaining to such transaction was filed with the Commission.

During the period from July 15, 2010 to August 17, 2010 we consummated the sale to 105investors of an aggregate of (a) 1,989,211 shares of our Common Stock, (b) Series C Warrants to purchase an aggregate of 497,303 shares of our Common Stock for $3.70 per share and (c) Series D Warrants to purchase an aggregate of 497,303 shares of our Common Stock for $4.75 per share.

The shares of Common Stock, Series C Warrants and Series D Warrants were either issued in accordance with a safe harbor from the registration requirements of the Securities Act under Regulation S thereunder because they were purchased by  investors who were not U.S. Persons and the sale occurred outside of the U.S. or an exemption from the registration requirements of the Securities Act under Section 4(2) by virtue of compliance with the provisions of Regulation D under the Securities Act because all of the investors were accredited investors, the securities were not offered sold by means of general advertising or other general solicitation and a Form D pertaining to such offering was filed with the Commission.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lu’an, PRC on this 15th  day of October, 2010.

CHINA ELECTRONICS HOLDINGS, INC.

By:	/s/ Hailong Liu
Hailong Liu Chief Executive Officer (Principal Executive Officer) and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Hailong Liu	October 15, 2010

Hailong Liu
Chief Executive Officer, Chairman, Chief Financial Officer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Haibo Liu	October 15, 2010

Haibo Liu, Vice President and Director

Exhibit Index

Number	Description

2.1
Share Exchange Agreement by and among China Electronics Holdings, Inc. (formerly, Buyonate, Inc.), China Electronic Holdings, Inc. and the CEH Stockholders dated as of July 9, 2010. Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Commission on July 22, 2010 (the “July 2010 8-K”).

3.1	Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 (File No. 333-152535) filed on July 25, 2008 (the “2008 S-1”).

3.2	By-laws of the Company. Incorporated by reference to Exhibit 3.2 to the 2008 S-1.

4.1
Subscription Agreement between among China Electronics Holdings, Inc. (formerly, Buyonate, Inc.) and certain investors, dated as of July 9, 2010. Incorporated by reference to Exhibit 4.1 to the July 2010 8-K.

4.2	Form of Warrant of China Electronics Holdings, Inc. (formerly, Buyonate, Inc.) issued on July 15, 2010. Incorporated by reference to Exhibit 4.2 to the July 2010 8-K.

4.3	Chairman Lock-up Agreement between China Electronics Holdings, Inc. (formerly, Buyonate, Inc.) and Hailong Liu, dated July 9, 2010. Incorporated by reference to Exhibit 4.3 to the July 2010 8-K.

4.4	Specimen of Common Stock certificate*

5.1	Opinion of Guzov Ofsink, LLC.*

10.1	Call Option Agreement between Sherry Li and Hailong Liu, dated as July 9, 2010. Incorporated by reference to Exhibit 10.1 to the July 2010 8-K.

10.2	Voting Trust Agreement between Sherry Li and Hailong Liu, dated as July 9, 2010 Incorporated by reference to Exhibit 10.2 to the July 2010 8-K.

23.1	Consent of Kabani & Company, Inc. *

23.2	Consent of GBH CPAs, PC*

23.3	Consent of Guzov Ofsink LLC (contained in Exhibit 5.1)*

*Filed herewith